                                                                     EXHIBIT 2.1


                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER




                                      AMONG



                    VISTA ENERGY RESOURCES, INC. ("PARENT"),


                      PEC ACQUISITION CORP. ("MERGER SUB")


                                       AND


                          PRIZE ENERGY CORP. ("PRIZE")




                                 OCTOBER 8, 1999

                                TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE 1

         DEFINITIONS............................................................................................-2-
1.1      Defined Terms..........................................................................................-2-
1.2      References and Titles.................................................................................-12-

ARTICLE 2

         THE MERGER............................................................................................-12-
2.1      The Merger............................................................................................-12-
2.2      Effect of the Merger..................................................................................-12-
2.3      Governing Instruments, Directors and Officers of the Surviving Corporation............................-12-
2.4      Effect on Securities..................................................................................-13-
2.5      Exchange of Certificates..............................................................................-15-
2.6      Closing...............................................................................................-16-
2.7      Effective Time of the Merger..........................................................................-16-
2.8      Taking of Necessary Action; Further Action............................................................-16-

ARTICLE 3

         REPRESENTATIONS AND WARRANTIES OF PRIZE...............................................................-16-
3.1      Organization..........................................................................................-16-
3.2      Other Equity Interests................................................................................-17-
3.3      Authority and Enforceability..........................................................................-17-
3.4      No Violations.........................................................................................-17-
3.5      Consents and Approvals................................................................................-17-
3.6      Financial Statements..................................................................................-18-
3.7      Capital Structure.....................................................................................-18-
3.8      No Undisclosed Liabilities............................................................................-19-
3.9      Indemnification.......................................................................................-19-
3.10     Absence of Certain Changes or Events..................................................................-19-
3.11     Compliance with Laws, Material Agreements and Permits.................................................-22-
3.12     Governmental Regulation...............................................................................-22-
3.13     Litigation............................................................................................-22-
3.14     No Restrictions.......................................................................................-22-
3.15     Audits and Settlements................................................................................-23-
3.16     Taxes.................................................................................................-23-

                                                                                                               PAGE
3.17     Employment Benefit Plans..............................................................................-25-
3.18     Employment Contracts and Benefits.....................................................................-27-
3.19     Labor Matters.........................................................................................-27-
3.20     Accounts Receivable...................................................................................-27-
3.21     Insurance.............................................................................................-28-
3.22     Intangible Property...................................................................................-28-
3.23     Title to Assets. .....................................................................................-28-
3.24     Oil and Gas Operations................................................................................-28-
3.25     Financial and Commodity Hedging.......................................................................-29-
3.26     Environmental Matters.................................................................................-29-
3.27     Books and Records.....................................................................................-30-
3.28     Brokers...............................................................................................-31-
3.29     Year 2000 Compliance..................................................................................-31-
3.30     Powers of Attorney; Authorized Signatories............................................................-31-
3.31     Vote Required.........................................................................................-31-
3.32     Gas Imbalances........................................................................................-31-
3.33     Royalties.............................................................................................-31-
3.34     Prepayments...........................................................................................-32-
3.35     Disclosure and Investigation..........................................................................-32-

ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...............................................-32-
4.1      Organization..........................................................................................-32-
4.2      Other Equity Interests................................................................................-32-
4.3      Authority and Enforceability..........................................................................-32-
4.4      No Violations.........................................................................................-33-
4.5      Consents and Approvals................................................................................-33-
4.6      SEC Documents.........................................................................................-34-
4.7      Financial Statements..................................................................................-34-
4.8      Capital Structure.....................................................................................-34-
4.9      No Undisclosed Liabilities............................................................................-36-
4.10     Indemnification.......................................................................................-36-
4.11     Absence of Certain Changes or Events..................................................................-36-
4.12     Compliance with Laws, Material Agreements and Permits.................................................-38-
4.13     Governmental Regulation...............................................................................-39-
4.14     Litigation............................................................................................-39-
4.15     Interim Operations of Merger Sub......................................................................-39-
4.16     No Restrictions.......................................................................................-39-

                                                                                                               PAGE
4.17     Audits and Settlements................................................................................-40-
4.18     Taxes.................................................................................................-40-
4.19     Employee Benefit Plans................................................................................-41-
4.20     Employment Contracts and Benefits.....................................................................-43-
4.21     Labor Matters.........................................................................................-44-
4.22     Accounts Receivable...................................................................................-44-
4.23     Insurance.............................................................................................-44-
4.24     Intangible Property...................................................................................-45-
4.25     Title to Assets. .....................................................................................-45-
4.26     Oil and Gas Operations................................................................................-45-
4.27     Financial and Commodity Hedging.......................................................................-46-
4.28     Environmental Matters.................................................................................-46-
4.29     Books and Records.....................................................................................-47-
4.30     Brokers...............................................................................................-48-
4.31     Year 2000 Compliance..................................................................................-48-
4.32     Powers of Attorney; Authorized Signatories............................................................-48-
4.33     Vote Required.........................................................................................-48-
4.34     Gas Imbalances........................................................................................-48-
4.35     Royalties.............................................................................................-48-
4.36     Prepayments...........................................................................................-49-
4.37     Disclosure and Investigation..........................................................................-49-

ARTICLE 5

         COVENANTS.............................................................................................-49-
5.1      Conduct of Business by Parent Pending Closing.........................................................-49-
5.2      Conduct of Business by Prize Pending Closing..........................................................-51-
5.3      Access to Assets, Personnel and Information...........................................................-54-
5.4      No Solicitation.......................................................................................-56-
5.5      Prize Stockholders Meeting. ..........................................................................-57-
5.6      Parent Stockholders Meeting...........................................................................-58-
5.7      Registration Statement and Proxy Statement/Prospectus.................................................-59-
5.8      Stock Exchange Listing................................................................................-60-
5.9      Additional Arrangements...............................................................................-60-
5.10     Agreements of Affiliates..............................................................................-61-
5.11     Public Announcements..................................................................................-61-
5.12     Notification of Certain Matters.......................................................................-61-
5.13     Payment of Expenses...................................................................................-61-
5.14     Registration Rights...................................................................................-62-
5.15     Indemnification and Insurance.........................................................................-62-

                                                                                                               PAGE
5.16     Severance Plan........................................................................................-64-
5.17     Amendment of Parent Certificate of Incorporation......................................................-64-
5.18     Authorization of Parent Preferred Stock...............................................................-64-
5.19     Joint Participation Agreement.........................................................................-64-
5.20     Voting and Shareholders Agreement.....................................................................-64-
5.21     Bylaws................................................................................................-65-
5.22     Pioneer Voting Agreement..............................................................................-65-

ARTICLE 6

         CONDITIONS............................................................................................-65-
6.1      Conditions to Each Party's Obligation to Effect the Merger............................................-65-
6.2      Conditions to Obligations of Parent and Merger Sub....................................................-66-
6.3      Conditions to Obligation of Prize.....................................................................-67-

ARTICLE 7

         TERMINATION...........................................................................................-68-
7.1      Termination Rights....................................................................................-68-
7.2      Effect of Termination.................................................................................-70-
7.3      Fees and Expenses.....................................................................................-70-

ARTICLE 8

         MISCELLANEOUS.........................................................................................-70-
8.1      Nonsurvival of Representations and Warranties.........................................................-70-
8.2      Amendment.............................................................................................-70-
8.3      Notices...............................................................................................-70-
8.4      Counterparts..........................................................................................-71-
8.5      Severability..........................................................................................-71-
8.6      Entire Agreement; No Third Party Beneficiaries........................................................-71-
8.7      Applicable Law........................................................................................-71-
8.8      No Remedy in Certain Circumstances....................................................................-71-
8.9      Assignment............................................................................................-72-
8.10     Waivers...............................................................................................-72-
8.11     Confidentiality Agreement.............................................................................-72-
8.12     Section 2.03..........................................................................................-72-
8.13     Incorporation.........................................................................................-73-


SCHEDULES
     Parent Disclosure Schedule
     Prize Disclosure Schedule

                                                                           PAGE
EXHIBITS
     5.10    -    Form of Affiliate Letter
     5.14    -    Form of Restated Registration Rights Agreement
     5.16    -    Vista Energy Resources, Inc. Severance Benefit Plan
     5.18    -    Parent Preferred Stock Designation

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of the 8th day of October, 1999, by and among VISTA ENERGY RESOURCES, INC. , a Delaware corporation ("PARENT"); PEC ACQUISITION CORP., a Delaware corporation ("MERGER SUB"); and PRIZE ENERGY CORP., a Delaware corporation ("PRIZE").


                                    Recitals

         A. Parent and Prize desire to effect a merger of Merger Sub with and into Prize (the "MERGER").

         B. The board of directors of Parent has appointed a special committee of one independent director (the "SPECIAL COMMITTEE") to consider the Merger.

         C. The Special Committee, with the advice and assistance of Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("DAIN RAUSCHER WESSELS"), and independent legal counsel, has recommended (subject to the satisfaction of the conditions precedent set forth herein) that the board of directors of Parent approve this Agreement and the transactions contemplated hereby.

         D. The board of directors of Parent has determined it advisable and in the best interests of Parent's stockholders to consummate the Merger, upon the terms and subject to the conditions set forth herein.

         E. The boards of directors of Merger Sub and Prize have determined it advisable and in the best interests of Merger Sub's and Prize's stockholders, respectively, to consummate the Merger, upon the terms and subject to the conditions set forth herein.

         F. For federal income tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

         G. Parent, Merger Sub and Prize (the "PARTIES") desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, for and in consideration of the Recitals and the mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

         "AFFILIATE" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.

         "AGREEMENT" means this Agreement and Plan of Merger, as amended, supplemented and/or modified from time to time.

         "ALTERNATIVE PROPOSAL" has the meaning specified in Section 5.4(b).

         "AMEX" means The American Stock Exchange.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any successor federal and state statutes and any regulations promulgated thereunder, and any foreign statutes and regulations modeled thereon.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

         "CERTIFICATE OF MERGER" means the certificate of merger, prepared and executed in accordance with the applicable provisions of the DGCL, filed with the Secretary of State of the State of Delaware to effect the Merger.

         "CLOSING" means the closing of the Merger and the consummation of the other transactions contemplated by this Agreement.

         "CLOSING DATE" means the date on which the Closing occurs, which date shall be the first business day following the day on which all of the conditions provided for in Article 6 have been satisfied or waived as provided therein (or such later date as is agreed upon by the Parties).

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIALITY AGREEMENT" means the letter agreement dated September 14, 1999, between Prize and Parent relating to Prize's furnishing of information to Parent and Parent's furnishing of information to Prize in connection with Parent's and Prize's evaluation of the possibility of the Merger.

         "DGCL" means the Delaware General Corporation Law, as amended.

         "DAIN RAUSCHER WESSELS" has the meaning specified in the Recitals of this Agreement.

         "DEFENSIBLE TITLE" means such right, title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens and other defects.

         "DISCLOSURE SCHEDULE" means, as applicable, the Prize Disclosure Schedule or the Parent Disclosure Schedule.

         "DISSENTING STOCKHOLDER" means a holder of Prize Common Stock or Prize Preferred Stock who has validly perfected appraisal rights under Section 262 of the DGCL.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EFFECTIVE TIME" has the meaning specified in Section 2.7.

         "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof, at the Closing Date, or at a previous time applicable to the operations of the Prize Companies or the Parent Companies, as applicable: (a) relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) relating to the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials; (c) relating to occupational health and safety; or (d) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, operation or reclamation of oil and gas operations or mines, reclamation or remediation activities, or protection of environmentally sensitive areas.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

         "GOVERNMENTAL ACTION" means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

         "GOVERNMENTAL AUTHORITY" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the Prize Companies or the Parent Companies or any of their respective properties or assets.

         "HAZARDOUS MATERIAL" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by RCRA; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; or (g) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

         "HYDROCARBONS" means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

         "INDEMNIFIED PARTIES" has the meaning specified in Section 5.15.

         "JOINT PARTICIPATION AGREEMENT" means that certain Joint Participation Agreement dated as of June 29, 1999, between Prize and Pioneer, as the same may be amended from time to time in accordance with its terms.

         "LIEN" means any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

         "MATERIAL ADVERSE EFFECT" means: (a) when used with respect to Prize, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of the Prize Companies (taken as a whole) or the aggregate value of their assets, would materially impair the ability of the Prize Companies (taken as a whole) to own, hold, develop and operate their assets, or would impair Prize's ability to perform its obligations hereunder or consummate the transactions contemplated hereby; and (b) when used with respect to Parent, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of the Parent Companies (taken as a whole) or the aggregate value of their assets, would materially impair the ability of the Parent Companies (taken as a whole) to own, hold, develop and operate their assets, or would impair Parent's or Merger Sub's ability to perform its respective obligations hereunder or consummate the transactions contemplated hereby.

         "MERGER" has the meaning specified in the Recitals to this Agreement.

         "MERGER CONSIDERATION" means the shares of Parent Common Stock and Parent Preferred Stock to be issued in connection with the Merger.

         "MERGER SUB" has the meaning specified in the introductory paragraph of this Agreement.

         "MERGER SUB COMMON STOCK" means the common stock, par value $.01 per share, of Merger Sub.

         "OIL AND GAS INTEREST(S)" means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. References in this Agreement to the "OIL AND GAS INTERESTS OF PRIZE" or "PRIZE'S OIL AND GAS INTERESTS" mean the collective Oil and Gas Interests of the Prize Companies. References in this Agreement to the "OIL AND GAS INTERESTS OF PARENT" or "PARENT'S OIL AND GAS INTERESTS" mean the collective Oil and Gas Interests of the Parent Companies.

         "OWNERSHIP INTERESTS" means, as applicable: (a) the ownership interests of Prize in its assets, as set forth in the reserve report dated July 1, 1999, prepared by Prize; or (b) the ownership interests of Parent in its assets, as set forth in the reserve report dated July 1, 1999, prepared by Parent.

         "PARENT" has the meaning specified in the introductory paragraph of this Agreement.

         "PARENT BANK CREDIT AGREEMENT" means the Credit Agreement, dated December 18, 1998, between Parent, as borrower, BankBoston, N.A., as administrative agent, certain other agents, and various banks, as lenders (as amended and supplemented).

         "PARENT CERTIFICATE" means a certificate representing shares of Parent Common Stock.

         "PARENT COMMON STOCK" means the common stock, par value $.01 per share, of Parent.

         "PARENT COMPANIES" means Parent and each of the Parent Subsidiaries.

         "PARENT DISCLOSURE SCHEDULE" means the Parent Disclosure Schedule attached hereto and any documents listed on such Parent Disclosure Schedule and expressly incorporated therein by reference.

         "PARENT EMPLOYEE BENEFIT PLANS" has the meaning specified in Section 4.19(a).

         "PARENT FINANCIAL STATEMENTS" means the audited and unaudited consolidated financial statements of Parent and its subsidiaries (including the related notes) included (or incorporated by reference) in Parent's Annual Report on Form 10-K for the year ended December 31, 1998, and Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, in each case as filed with the SEC.

         "PARENT MATERIAL AGREEMENT(S)" means (a) the Parent Bank Credit Agreement, (b) any agreement or contract, written or oral, between any of the Parent Companies and Natural Gas Partners II, L.P. and/or Natural Gas Partners III, L.P. or any Affiliate thereof, (c) any hedging agreement to which any of the Parent Companies is a party or by which any of its assets is bound, (d) any agreement, contract, commitment or understanding, written or oral, granting any Person registration, purchase or sale rights with respect to any security of any Parent Company, (e) any agreement, contract, commitment or understanding, written or oral, granting any Person a right of indemnification and/or contribution by any Parent Company, (f) any voting agreement relating to any security of any Parent Company, and/or (g) any other written or oral agreement, contract, commitment or understanding to which any of the Parent Companies is a party, by which any of the Parent Companies is directly or indirectly bound, or to which any asset of any of the Parent Companies may be subject, outside the ordinary course of business of the Parent Companies, in each case as amended or supplemented.

         "PARENT MEETING" means the meeting of the stockholders of Parent called for the purpose of voting on the Prize Proposal, or any adjournment thereof.

         "PARENT PERMITS" has the meaning specified in Section 4.12.

         "PARENT PREFERRED STOCK" means the Series A 6% Convertible Preferred Stock, par value $.01, of Parent, to be authorized as described in Section 5.18.

         "PARENT PREFERRED STOCK DESIGNATION" means the Certificate of Designation with respect to the Parent Preferred Stock referred to in Section 5.18.

         "PARENT REPRESENTATIVE" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of any of the Parent Companies.

         "PARENT SEC DOCUMENTS" has the meaning specified in Section 4.6.

         "PARENT SUBSIDIARY(IES)" means those entities identified as subsidiaries of Parent on the PARENT DISCLOSURE SCHEDULE.

         "PARENT WARRANTS" means the common stock purchase warrants (issued and outstanding on the date hereof) described in the Parent Disclosure Schedule, each currently representing the right to purchase one share of Parent Common Stock at the exercise price described in the Parent Disclosure Schedule.

         "PARTIES" has the meaning specified in the Recitals to this Agreement.

         "PERMITTED ENCUMBRANCES" means: (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and if any of the Prize Companies or the Parent Companies, as applicable, shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the applicable DISCLOSURE SCHEDULE; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, if any of the Prize Companies or the Parent Companies, as applicable, shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the applicable DISCLOSURE SCHEDULE, to the extent that such are in existence as of the date hereof; (c) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation (other than ERISA) which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Prize Companies or the Parent Companies, as applicable; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Prize Companies or the Parent Companies, as applicable; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not materially impairing the value of the assets of any of the Prize Companies or any of the Parent Companies, as applicable, or interfering with the ordinary conduct of the business of any of the Prize Companies or any of the Parent Companies, as applicable, or rights to any of their assets; (f) Liens arising pursuant to Section 9.319 of the Texas Business and Commerce Code and all other similar Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business and not in violation of Section 5.1(b), provided the effect thereof of any of such in existence as of the date hereof on the working and net revenue interest of the Prize Companies or the Parent Companies, as applicable, has been properly reflected in its respective Ownership Interests; (i) any defects, irregularities or deficiencies in title to easements, rights-of-way or other surface use agreements that do not materially adversely affect the value of any asset of any of the Prize Companies or any of the Parent Companies, as applicable, by an amount in excess of $50,000; (j) Liens arising under or created pursuant to the Parent Bank Credit Agreement or the Prize Bank Credit Agreement, as applicable; and (k) Liens described on the applicable DISCLOSURE SCHEDULE.

         "PERSON" means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

         "PIONEER" means Pioneer Natural Resources USA, Inc., a Delaware corporation.

         "PRIZE" has the meaning set forth in the introductory paragraph hereof.

         "PRIZE ADJUSTED OUTSTANDING SHARES" means the sum of (a) the number of shares of Prize Common Stock outstanding immediately before the Effective Time, plus (b) the Prize Preferred Conversion Shares.

         "PRIZE BANK CREDIT AGREEMENT" means the Senior Credit Agreement, dated as of June 29, 1999, between Prize Energy Resources, L.P., a Prize Subsidiary, as borrower, and BankBoston, N.A., as administrative agent, certain other agents, and various banks, as lenders (as amended and supplemented).

         "PRIZE CERTIFICATE" means a certificate representing shares of Prize Common Stock or Prize Preferred Stock.

         "PRIZE COMMON STOCK" means the common stock, par value $.01 per share, of Prize.

         "PRIZE COMPANIES" means Prize and each of the Prize Subsidiaries.

         "PRIZE CONVERSION AMOUNT" means the number (rounded to the eighth decimal place) equal to the product of (a) the number of shares of Parent Common Stock outstanding immediately before the Effective Time (excluding shares issued between the date of this Agreement and the Effective Time as a result of the exercise of Parent Warrants), after giving effect to the reverse stock split contemplated in Section 5.17, times (b) 5.25.

         "PRIZE DISCLOSURE SCHEDULE" means the Prize Disclosure Schedule attached hereto and any documents listed on such Prize Disclosure Schedule and expressly incorporated therein by reference.

         "PRIZE EMPLOYEE BENEFIT PLANS" has the meaning specified in Section 3.17(a).

         "PRIZE FINANCIAL STATEMENTS" means the draft statements of revenues and direct operating expenses of producing properties acquired by Prize from Pioneer and its affiliate for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999, as attached to that certain letter from Prize to Parent dated the date of this Agreement.

         "PRIZE MATERIAL AGREEMENT(S)" means (a) the Prize Bank Credit Agreement, (b) any agreement or contract, written or oral, between any of the Prize Companies and Natural Gas Partners V, L.P. or any Affiliate thereof, (c) any hedging agreement to which any of the Prize Companies is a party or by which any of its assets is bound, (d) any agreement or contract between Pioneer and any Prize Company, (e) any agreement, contract, commitment or understanding, written or oral, granting any Person registration, purchase or sale rights with respect to any security of any Prize Company, (f) any agreement, contract, commitment or understanding, written or oral, granting any Person a right of indemnification and/or contribution by any Prize Company, (g) any voting agreement relating to any security of any Parent Company, and/or (h) any other written or oral agreement, contract, commitment or understanding to which any of the Prize Companies is a party, by which any of the Prize Companies is directly or indirectly bound, or to which any asset of any of the Prize Companies may be subject, outside the ordinary course of business of any of the Prize Companies, in each case as amended and supplemented as of the date hereof.

         "PRIZE MEETING" means the meeting of the stockholders of Prize called for the purpose of voting on the Prize Proposal or any adjournment thereof.

         "PRIZE PERMITS" has the meaning specified in Section 3.11.

         "PRIZE PREFERRED CONVERSION SHARES" means the number of shares of Prize Common Stock that the holders of the Prize Preferred Stock would be entitled to acquire, assuming conversion of all outstanding shares of Prize Preferred Stock immediately before the Effective Time.

         "PRIZE PREFERRED STATED VALUE" means the Stated Value of each share of Parent Preferred Stock as of the Effective Date, which shall be equal to (a) $13,000, divided by (b) the Prize Stock Conversion Number (rounded to the nearest one-hundredth of a cent).

         "PRIZE PREFERRED STOCK" means the Series A 6% Convertible Preferred Stock, par value $.01 per share, of Prize.

         "PRIZE PROPOSAL" means: (a) as to Parent and Prize, the proposal to approve this Agreement and the Merger, which proposal is to be presented to the stockholders of Prize and Parent in the Proxy Statement/Prospectus, and (b) as to Parent only, the proposal to approve amendments to the certificate of incorporation of Parent, and other matters, as required under Section 5.17, which proposal is to be presented to the stockholders of Parent in the Proxy Statement/Prospectus.

         "PRIZE REPRESENTATIVE" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of any of the Prize Companies.

         "PRIZE STOCK CONVERSION NUMBER" means such number of shares of Parent Common Stock or Parent Preferred Stock, as applicable (rounded to the eighth decimal place), that is equal to (a) the Prize Conversion Amount, divided by (b) the Prize Adjusted Outstanding Shares.

         "PRIZE STOCK OPTION" means an option (issued and outstanding immediately prior to the Effective Time) to acquire shares of Prize Common Stock granted pursuant to the Prize Energy Corp. Amended and Restated Option Plan effective as of June 29, 1999.

         "PRIZE SUBSIDIARY(IES)" means those entities identified as subsidiaries of Prize on the PRIZE DISCLOSURE SCHEDULE.

         "PROXY STATEMENT/PROSPECTUS" means a joint proxy statement in definitive form relating to the Prize Meeting and the Parent Meeting, which proxy statement will be included as a prospectus in the Registration Statement.

         "PRIZE VOTING AND SHAREHOLDERS AGREEMENT" means that certain Amended and Restated Voting and Shareholders Agreement dated as of June 29, 1999, among Prize and its stockholders, as the same may be amended from time to time in accordance with its terms.

         "RCRA" means the Resource Conservation and Recovery Act, as amended, and any successor federal and state statutes and any regulations promulgated thereunder, and any foreign statutes and regulations modeled thereon.

         "REGISTRATION RIGHTS AGREEMENT" means a Registration Rights Agreement, substantially in the form attached hereto as Exhibit 5.14, to be entered into at the Closing among Parent, the holders of shares of Prize Common Stock, the holders of shares of Prize Preferred Stock and certain holders of shares of Parent Common Stock and Parent Warrants.

         "REGISTRATION STATEMENT" means the Registration Statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock and Parent Preferred Stock pursuant to the Merger.

         "RESERVE DATA VALUE" means the 10% present value of the proved reserves contained in Parent's Oil and Gas Interests, as shown on the July 1, 1999, reserve report of Parent.

         "RESPONSIBLE OFFICER" means, with respect to any entity, the Chairman, Chief Executive Officer, President or Chief Operating Officer of such entity.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SPECIAL COMMITTEE" has the meaning specified in the Recitals to this Agreement.

         "SUPERIOR PROPOSAL" has the meaning specified in Section 5.4(c).

         "SURVIVING CORPORATION" has the meaning specified in Section 2.2.

         "TAX RETURNS" has the meaning specified in Section 3.16(a).

         "TAXES" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers' compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes and other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax, including penalties for the failure to file any Tax Return or report.

         "THIRD-PARTY CONSENT" means the consent or approval of any Person other than any of the Prize Companies, any of the Parent Companies or any Governmental Authority.

         "YEAR 2000 COMPLIANCE" means that (a) no value for current date will cause any interruption in operation; (b) date-based functionality will behave consistently for dates prior to, during and after year 2000; (c) in all interfaces and data storage, the first two digits in the year of any date are specified either explicitly or by unambiguous algorithms; (d) year 2000 will be recognized as a leap year; and (e) the year "00" will be read and correctly interpreted as the year "2000."

         1.2 REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "THIS AGREEMENT," "HEREIN," "HEREBY," "HEREUNDER" and "HEREOF," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "THIS ARTICLE," "THIS SECTION" and "THIS SUBSECTION," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "OR" is not exclusive, and the word "INCLUDING" (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         As used in the representations and warranties contained in this Agreement, the phrase "TO THE KNOWLEDGE" of the representing Party shall mean that Responsible Officers of such Party, individually or collectively, either
(a) know that the matter being represented and warranted is true and accurate or
(b) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate.


                                    ARTICLE 2

                                   THE MERGER

         2.1 THE MERGER. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Prize in accordance with the provisions of this Agreement.

         2.2 EFFECT OF THE MERGER. Upon the effectiveness of the Merger, the separate existence of Merger Sub shall cease, and Prize, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects specified in this Agreement and the DGCL.

         2.3 GOVERNING INSTRUMENTS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

                  (a) The certificate of incorporation of Prize, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with its terms and applicable law.

                  (b) The bylaws of Prize, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until duly amended in accordance with their terms and applicable law.

                  (c) The directors and officers of Prize at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law.

         2.4 EFFECT ON SECURITIES.

                  (a) MERGER SUB COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall continue as one share of common stock of the Surviving Corporation and each certificate evidencing ownership of any such shares shall continue to evidence ownership of the same number of shares of the capital stock of the Surviving Corporation.

                  (b) PARENT COMMON STOCK AND WARRANTS. At the Effective Time, each share of Parent Common Stock and each Parent Warrant then issued and outstanding shall remain issued, outstanding and unchanged.

                  (c) PRIZE SECURITIES.

                           (i) PRIZE COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Prize Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Prize Common Stock held by Dissenting Stockholders) shall be converted into the right to receive shares of validly issued, fully paid and nonassessable Parent Common Stock, with each such share of Prize Common Stock being converted into that number of shares of validly issued, fully paid and nonassessable Parent Common Stock equal to the Prize Stock Conversion Number. Each share of Prize Common Stock, when so converted, shall automatically be canceled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any Prize Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock to be issued in exchange therefor, upon the surrender of such Prize Certificate.

                           (ii) PRIZE PREFERRED STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Prize Preferred Stock that is issued and outstanding at the Effective Time (other than shares of Prize Preferred Stock held by Dissenting Stockholders) shall be converted into the right to receive a number of shares of validly issued, fully paid and nonassessable Parent

         Preferred Stock equal to the Prize Stock Conversion Number. Each share of Prize Preferred Stock, when so converted, shall automatically be canceled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any Prize Certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Preferred Stock to be exchanged therefor, upon surrender of such Prize Certificate.

                           (iii) PRIZE STOCK OPTIONS. All Prize Stock Options shall remain outstanding following the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of Prize, Parent or any holder of a Prize Stock Option, each Prize Stock Option shall be assumed by Parent in such manner that Parent is a corporation assuming a stock option in a transaction to which Section 424(a) of the Code applies within the meaning of Section 424 of the Code or, to the extent that Section 424 of the Code does not apply to any Prize Stock Option, would be such a corporation were said Section 424 applicable to such option. Each Prize Stock Option assumed by Parent shall be exercisable on the same terms and conditions as apply immediately prior to the Effective Time, except that each Prize Stock Option shall be exercisable for that number of shares of Parent Common Stock (rounded to the nearest whole share) into which the number of shares of Prize Common Stock subject to such Prize Stock Option immediately prior to the Effective Time would be converted under paragraph (i) of this Section 2.4(c) and the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Prize Common Stock subject to such Prize Stock Option in effect immediately prior to the Effective Time divided by the Prize Stock Conversion Number (the option price per share, as so determined, being rounded to the nearest full cent). No payment shall be made for fractional interests.

                           (iv) SHARES OF DISSENTING STOCKHOLDERS. Any issued and outstanding shares of Prize Common Stock and Prize Preferred Stock held by a Dissenting Stockholder shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL; provided, however, shares of Prize Common Stock and Prize Preferred Stock outstanding at the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time, withdraw his, her or its demand for appraisal or lose his, her or its right of appraisal as provided in the DGCL, shall be deemed to be converted, as of the Effective Time, into the right to receive the shares of Parent Common Stock or Parent Preferred Stock, as applicable, in accordance with the procedures specified in Section 2.5(b). Prize shall give Parent (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the DGCL received by Prize, and
         (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prize will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                           (v) OTHER. Except as provided in this Section 2.4(c) or as otherwise agreed to by the Parties: (A) the provisions of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Prize Companies shall become null and void at the Effective Time, and (B) the Prize Companies shall use all reasonable efforts to ensure that, following the Effective Time, no holder of options or rights or any participant in any plan, program or arrangement shall have any right thereunder to acquire any equity securities of the Prize Companies, Merger Sub, Parent or any direct or indirect subsidiary thereof.

         2.5 EXCHANGE OF CERTIFICATES.

                  (a) EXCHANGE OF CERTIFICATES. At or following the Closing, each holder of shares of Prize Common Stock or of Prize Preferred Stock shall exchange the Prize Certificates representing such shares for certificates representing that number of shares of Parent Common Stock or Parent Preferred Stock which such holder is entitled to receive as a result of the Merger.

                  (b) NO FURTHER OWNERSHIP RIGHTS IN PRIZE COMMON STOCK OR PRIZE PREFERRED STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Prize Common Stock or Prize Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Prize Common Stock and Prize Preferred Stock. After the Effective Time, there shall be no further registration of transfers on the Surviving Corporation's stock transfer books of the shares of Prize Common Stock or Prize Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Prize Certificate is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged for shares of Parent Common Stock or Parent Preferred Stock, as applicable, into which such shares were converted at the Effective Time.

                  (c) TREATMENT OF FRACTIONAL SHARES. No Parent Certificates or scrip representing fractional shares of Parent Common Stock or Parent Preferred Stock shall be issued in the Merger. In lieu of any fractional share of Parent Common Stock or Parent Preferred Stock to which a holder of Prize Common Stock or Prize Preferred Stock would otherwise be entitled, such holder, upon surrender of a Prize Certificate as described in this Section 2.5, shall receive one whole share of Parent Common Stock or Parent Preferred Stock, as applicable.

                  (d) LOST, STOLEN, OR DESTROYED PRIZE CERTIFICATES. If any Prize Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Prize Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Prize Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Prize Certificate the shares of Parent Common Stock deliverable with respect thereto pursuant to this Agreement.

         2.6 CLOSING. The Closing shall take place on the Closing Date at such time and place as is agreed upon by Parent and Prize.

         2.7 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective immediately when the Certificate of Merger is accepted for filing by the Secretary of State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "EFFECTIVE TIME"). The Certificate of Merger shall be filed, and the Effective Time shall occur, on the Closing Date; provided, however, that the Certificate of Merger may be filed prior to the Closing Date or prior to the Closing so long as it provides for an effective time that occurs on the Closing Date immediately after the Closing.

         2.8 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Merger Sub, and Prize shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both Merger Sub and Prize, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action.


                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF PRIZE

         Prize hereby represents and warrants to Parent and Merger Sub as follows:

         3.1 ORGANIZATION. Each of the Prize Companies: (a) is a corporation or, as applicable, a limited partnership or limited liability company, duly organized, validly existing and in good standing under the laws of its state of incorporation or formation; (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation, limited partnership or limited liability company, as applicable, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation, limited partnership or limited liability company or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Prize). Accurate and complete copies of the certificate of incorporation, bylaws, minute books and/or other organizational documents of each of the Prize Companies have heretofore been delivered to Parent. Prize has no corporate or other subsidiaries other than the Prize Subsidiaries.

         3.2 OTHER EQUITY INTERESTS. None of the Prize Companies owns any equity interest in any general or limited partnership, corporation or limited liability company other than as set forth on the PRIZE DISCLOSURE SCHEDULE (other than joint venture, joint operating, other ownership arrangements and tax partnerships entered into in the ordinary course of business that, individually or in the aggregate, are not material to the operations or business of the Prize Companies, taken as a whole).

         3.3 AUTHORITY AND ENFORCEABILITY. Prize has the requisite corporate power and authority to enter into and deliver this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the Prize Proposal by the stockholders of Prize) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the Prize Proposal by the stockholders of Prize) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Prize, including approval by the board of directors of Prize, and no other corporate proceedings on the part of Prize are necessary to authorize the execution or delivery of this Agreement or (with respect to consummation of the Merger, subject to the valid approval of the Prize Proposal by the stockholders of Prize) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Prize and (with respect to the Merger, subject to the valid approval of the Prize Proposal by the stockholders of Prize and assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger
Sub) constitutes a valid and binding obligation of Prize, enforceable against Prize in accordance with its terms.

         3.4 NO VIOLATIONS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Prize with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of any of the Prize Companies under, any provision of (a) the certificate of incorporation, bylaws or any other organizational documents of any of the Prize Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to any of the Prize Companies (other than any such conflict, violation, default, right, loss or Lien that may arise under the Prize Bank Credit Agreement), or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.5 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Prize Companies or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Prize.

         3.5 CONSENTS AND APPROVALS. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to any of the Prize Companies in connection with the execution and delivery of this Agreement by Prize or the consummation by Prize of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Prize or Parent; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; and (c) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws. No Third-Party Consent is required by or with respect to any of the Prize Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Prize or Parent, (y) the valid approval of the Prize Proposal by the stockholders of Prize, and (z) any consent, approval or waiver required by the terms of the Prize Bank Credit Agreement.

         3.6 FINANCIAL STATEMENTS. The Prize Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, for the absence of notes) and fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the revenues and direct operating expenses of the properties acquired by Prize from Pioneer and its affiliate for the periods presented therein.

         3.7 CAPITAL STRUCTURE.

                  (a) The authorized capital stock of Prize consists of 20,000 shares of Prize Common Stock and 5,000 shares of Prize Preferred Stock.

                  (b) There are issued and outstanding (i) 4,979.201 shares of Prize Common Stock, (ii) 2,342.308 shares of Prize Preferred Stock, and (iii) Prize Stock Options relating to 1,285.922 shares of Prize Common Stock. No shares of Prize Common Stock are held by Prize as treasury stock.

                  (c) Except as set forth in Section 3.7(b), there are outstanding (i) no shares of capital stock or other voting securities of Prize,
(ii) no securities of Prize or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Prize, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any of the Prize Companies is a party or by which it is bound obligating Prize to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Prize (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Prize) or obligating Prize to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

                  (d) All outstanding shares of Prize capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.

                  (e) All outstanding shares of capital stock and other voting securities of each of the corporate Prize Subsidiaries are (i) validly issued, fully paid and nonassessable and not subject to any preemptive right, and (ii) owned by the Prize Companies, free and clear of all Liens, claims and options of any nature (except for Permitted Encumbrances). There are outstanding (y) no securities of any Prize Subsidiary or any other Person convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Prize Subsidiary, and (z) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any Prize Subsidiary is a party or by which it is bound obligating such Prize Subsidiary to issue, deliver, sell, purchase, redeem or acquire shares of capital stock, other voting securities or other equity interests of such Prize Subsidiary (or securities convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Prize Subsidiary) or obligating any Prize Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

                  (f) Except as set forth in the PRIZE DISCLOSURE SCHEDULE, there is no stockholder agreement, voting trust or other agreement or understanding to which Prize is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the Prize Companies.

         3.8 NO UNDISCLOSED LIABILITIES. There are no liabilities of any of the Prize Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Prize, other than (a) liabilities adequately provided for in the Prize Financial Statements, (b) liabilities incurred in the ordinary course of business subsequent to June 30, 1999, (c) liabilities under this Agreement, and (d) liabilities set forth on the PRIZE DISCLOSURE SCHEDULE.

         3.9 INDEMNIFICATION. Except as set forth in the Prize Disclosure Schedule, none of the Prize Companies has any presently effective indemnification obligation (whether or not a claim has been asserted thereunder) to any Person other than its present or former directors, officers, employees or agents, as permitted by Section 145 of the DGCL, or in the ordinary course of business.

         3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the PRIZE DISCLOSURE SCHEDULE or as specifically contemplated by this Agreement, since June 30, 1999, none of the Prize Companies has done any of the following:

                  (a) Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

                  (b) Paid or declared any dividends or distributions, purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its stockholders or other securityholders, made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

                  (c) Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

                  (d) Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties;

                  (e) Amended its certificate of incorporation, bylaws or other organizational documents;

                  (f) Made or permitted any amendment, supplement, modification or termination of, or any acceleration under, any Prize Material Agreement;

                  (g) Sold, leased, transferred, assigned or otherwise disposed of (i) any Oil and Gas Interests of Prize that, individually or in the aggregate, had a value of $500,000 or more, or (ii) any other assets that, individually or in the aggregate, had a value at the time of such lease, transfer, assignment or disposition of $500,000 or more (and, in each case where a sale, lease, transfer, assignment or other disposition was made, it was made for fair consideration in the ordinary course of business); provided, however, that this Section 3.10(g) shall not apply to the sale of Hydrocarbons in the ordinary course of business;

                  (h) Made any investment in or contribution, payment, advance or loan to any Person (other than investments, contributions, payments or advances, or commitments with respect thereto, less than $500,000 in the aggregate, made in the ordinary course of business and consistent with past practices);

                  (i) Paid, loaned or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transaction with, any of its Affiliates other than the Prize Companies;

                  (j) Made any material change in any of the accounting principles followed by it or the method of applying such principles;

                  (k) Entered into any material transaction (other than this Agreement) except in the ordinary course of business and consistent with past practices;

                  (l) Increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plan or arrangement or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officer, director or employee of any of the Prize Companies (except in the ordinary course of business);

                  (m) Issued any note, bond or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $500,000 in the aggregate (other than pursuant to the Prize Bank Credit Agreement);

                  (n) Delayed or postponed the payment of accounts payable or other liabilities (except in the ordinary course of business);

                  (o) Canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $500,000 (except in the ordinary course of business);

                  (p) Issued, sold, or otherwise disposed of any of its capital stock or other equity interest or granted any option, warrant, or other right to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interest;

                  (q) Made any loan to, or entered into any other transaction with, any of its directors, officers or employees (except in the ordinary course of business);

                  (r) Made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

                  (s) Made or committed to make capital expenditures in excess of $20,000,000 in the aggregate;

                  (t) Made any change in any material Tax election or the manner Taxes are reported;

                  (u) Entered into any swap, hedging or similar arrangement which remains open;

                  (v) Accelerated the vesting period of any outstanding option or warrant;

                  (w) Otherwise been involved in any other material occurrence, event, incident, action, failure to act, or transaction involving any of the Prize Companies (except in the ordinary course of business);

                  (x) Agreed, whether in writing or otherwise, to do any of the foregoing; or

                  (y) Suffered any Material Adverse Effect (other than changes or trends, including changes or trends in commodity prices, generally prevalent in or affecting the oil and gas industry).

         3.11 COMPLIANCE WITH LAWS, MATERIAL AGREEMENTS AND PERMITS. None of the Prize Companies is in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate of incorporation, bylaws or other organizational documents, (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority, or (c) any Prize Material Agreement, except (in the case of clause
(b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Prize. Each of the Prize Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets ("PRIZE PERMITS"), except for Prize Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Prize. None of the Prize Permits will be adversely affected by the consummation of the transactions contemplated under this Agreement or requires any filing or consent in connection therewith. Each of the Prize Companies is in compliance with the terms of its Prize Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Prize. No investigation or review by any Governmental Authority with respect to any of the Prize Companies is pending or, to the knowledge of Prize, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Prize. To the knowledge of Prize, no other party to any Prize Material Agreement is in material breach of the terms, provisions or conditions of such Prize Material Agreement.

         3.12 GOVERNMENTAL REGULATION. No Prize Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

         3.13 LITIGATION. Except as set forth in the PRIZE DISCLOSURE SCHEDULE:
(a) no litigation, arbitration, investigation or other proceeding of any Governmental Authority is pending or, to the knowledge of Prize, threatened against any of the Prize Companies or their respective assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Prize; and (b) no Prize Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to the knowledge of Prize, threatened against or affecting any of the Prize Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Prize in connection with the transactions contemplated hereby.

         3.14 NO RESTRICTIONS. Except as set forth in the PRIZE DISCLOSURE SCHEDULE, none of the Prize Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, other than the Prize Bank Credit Agreement; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness (i) reflected in the Prize Financial Statements, (ii) under the Prize Bank Credit Agreement, or (iii) incurred in the ordinary course of business since June 30, 1999), unless such indebtedness would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Prize Companies; (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than restrictions under the Prize Bank Credit Agreement and advances in the ordinary course of business); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than (i) guaranties pursuant to the Prize Bank Credit Agreement, (ii) guaranties undertaken in the ordinary course of business, and (iii) the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

         3.15 AUDITS AND SETTLEMENTS. Except as set forth in the PRIZE DISCLOSURE SCHEDULE, none of the Prize Companies is a party or subject to any
(a) unresolved or incomplete Tax audit or settlement or (b) other audit conducted by any other Person (other than Ernst & Young LLP, independent accountants of Prize) pursuant to a contractual or legal right.

         3.16 TAXES.

                  (a) Each of the Prize Companies and any affiliated, combined or unitary group of which any such entity is or was a member has (i) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("TAX RETURNS") required to be filed by it with respect to any Taxes; (ii) timely paid all Taxes that are due and payable (except for Taxes that are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established) for which any of the Prize Companies may be liable; (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes; and (iv) timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

                  (b) Except as set forth in the PRIZE DISCLOSURE SCHEDULE: (i) no audits or other administrative or court proceedings are presently pending with regard to any federal, state or local income or franchise Taxes for which any of the Prize Companies would be liable; and (ii) there are no pending requests for rulings from any taxing authority, no outstanding subpoenas or requests for information by any taxing authority with respect to any Taxes, no proposed reassessments by any taxing authority of any property owned or leased, and no agreements in effect to extend the time to file any Tax Return or the period of limitations for the assessment or collection of any Taxes for which any of the Prize Companies would be liable.

                  (c) Except as set forth in the PRIZE DISCLOSURE SCHEDULE: (i) there are no Liens on any of the assets of the Prize Companies for unpaid Taxes, other than Liens for Taxes not yet due and payable; (ii) no Prize Company has any liability under Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than the affiliated group of which Prize is the common parent corporation;
(iii) no Prize Company has ever been included in an affiliated group of corporations within the meaning of Section 1504 of the Code other than the current affiliated group of which Prize is the common parent corporation; and
(iv) no Prize Company is or has been a party to any Tax sharing agreement between related corporations.

                  (d) The amount of liability for unpaid Taxes of the Prize Companies does not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on the Prize Financial Statements.

                  (e) Prize has not filed or been required to file any Tax Returns.

                  (f) Except as set forth in the PRIZE DISCLOSURE SCHEDULE: (i) no Prize Company is required to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) no Prize Company has entered into any compensatory agreement which would result in a nondeductible expense pursuant to Section 280G of the Code; (iii) no election has been made under Section 338 of the Code and no events have occurred which would result in a deemed election under Section 338 of the Code with respect to any Prize Company; (iv) no election has been made under Section 341(f) of the Code with respect to any Prize Company; (v) no Prize Company has participated in any international boycott as defined in Code Section 999; (vi) there are no outstanding balances of deferred gain or loss accounts with respect to any Prize Company under Treas. Reg. Sections 1.1502-13 or 1.1502-13T; (vii) no Prize Company has made or will make any election under Treas. Reg. Section 1.502-20(g)(1) with respect to the reattribution of net operating losses; (viii) no Prize Company is subject to any arrangement treated as a partnership for federal income tax purposes; and (ix) no Prize Company has or has ever conducted branch operations in any foreign country within the meaning of Treas. Reg.
Section 1.367(a)-6T.

                  (g) The books and records of Prize contain accurate and complete information with respect to: (i) all material Tax elections in effect with respect to the Prize Companies; (ii) the current Tax basis of the assets of the Prize Companies; (iii) any excess loss accounts of any Prize Company; (iv) the current and accumulated earnings and profits of Prize; (v) the net operating losses and net capital losses of the Prize Companies, the years that such net operating and net capital losses expire, and any restrictions to which such net operating and net capital losses are subject under any provision of the Code or consolidated return regulations; (vi) Tax credit carryovers of the Prize Companies; and (vii) any overall foreign losses to the Prize Companies under
Section 904(f) of the Code.

                  (h) No shareholder of Prize that is a foreign corporation or a nonresident alien individual has owned as much as five percent of the outstanding stock of Prize at any time during the five year period ending on the date hereof.

         3.17 EMPLOYEE BENEFIT PLANS.

                  (a) The PRIZE DISCLOSURE SCHEDULE sets forth a complete and accurate list of each of the following which is or has been sponsored, maintained or contributed to by Prize or any trade or business, whether or not incorporated (a "PRIZE ERISA AFFILIATE"), or in which any employee or co-employee of any of the Prize Companies participates or is covered, that together with Prize would be considered affiliated with Prize under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA for the benefit of any person who, as of the Closing, is a current or former employee or subcontractor of Prize or any Prize ERISA Affiliate: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (each, a "PRIZE PLAN"); and (ii) each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.17(a)(i) (each, a "PRIZE BENEFIT PROGRAM OR AGREEMENT") (such Prize Plans and Prize Benefit Programs or Agreements are sometimes collectively referred to in this Agreement as the "PRIZE EMPLOYEE BENEFIT PLANS").

                  (b) True, correct and complete copies of each of the Prize Plans and related trusts, if applicable, including all amendments thereto, have been furnished or made available to Parent. There has also been furnished or made available to Parent, with respect to each Prize Plan required to file such report and description, the report on Form 5500 for the past three years, to the extent applicable, and the most recent summary plan description. True, correct and complete copies or descriptions of all Prize Benefit Programs or Agreements have also been furnished or made available to Parent.

                  (c) Except as otherwise set forth on the Prize Disclosure
Schedule: (i) neither Prize nor any Prize ERISA Affiliate contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any other plan subject to Title IV of ERISA; (ii) each of Prize and the Prize ERISA Affiliates has performed all obligations, whether arising by operation of law or by contract, including ERISA and the Code, required to be performed by it in connection with the Prize Employee Benefit Plans, and, to the knowledge of Prize, there have been no defaults or violations by any other party to the Prize Employee Benefit Plans; (iii) all reports, returns, notices, disclosures and other documents relating to the Prize Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law, and each Prize Employee Benefit Plan has been administered in compliance with its governing written documents; (iv) each of the Prize Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service (the "IRS") regarding such qualified status and has not been amended, operated or administered in a way which would adversely affect such qualified status; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Prize, contemplated or threatened against, or with respect to, any of the Prize Employee Benefit Plans or their assets; (vi) each trust maintained in connection with each Prize Plan, which is qualified under Section 401 of the Code, is tax exempt under Section 501 of the Code; (vii) all contributions required to be made to the Prize Employee Benefit Plans have been made timely; (viii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and there has been no termination or partial termination of any Prize Plan within the meaning of Section 411(d)(3) of the Code; (ix) no act, omission or transaction has occurred which could result in imposition on Prize or any Prize ERISA Affiliate of (A) breach of fiduciary duty liability damages under
Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c),
(i) or (1) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (x) to the knowledge of Prize, there is no matter pending with respect to any of the Prize Plans before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation (the "PBGC"); (xi) each of the Prize Employee Benefit Plans complies, in form and operation, with the applicable provisions of the Code and ERISA; (xii) each Prize Employee Benefit Plan may be unilaterally amended or terminated in its entirety without any liability or other obligation; (xiii) Prize and the Prize ERISA Affiliates have no liabilities or other obligations, whether actual or contingent, under any Prize Employee Benefit Plan for post-employment benefits of any nature (other than COBRA continuation coverage); and (xiv) neither Prize nor any of the Prize ERISA Affiliates or any present or former director, officer, employee or other agent of Prize or any of the Prize ERISA Affiliates has made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by Prize, any of the Prize ERISA Affiliates or Parent which will be binding upon or enforceable against Parent or Prize after the Effective Time.

                  (d) Except as otherwise set forth on the Prize Disclosure Schedule, no employee is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor for workers' compensation benefits.

                  (e) With respect to the Prize Employee Benefit Plans, there exists no condition or set of circumstances in connection with any of the Prize Companies that could be expected to result in liability reasonably likely to have a Material Adverse Effect on Prize under ERISA, the Code or any other applicable law. With respect to the Prize Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Prize Companies, which obligations are reasonably likely to have a Material Adverse Effect on Prize.

                  (f) Except as set forth in the PRIZE DISCLOSURE SCHEDULE, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of any of the Prize Companies.

         3.18 EMPLOYMENT CONTRACTS AND BENEFITS. Except as set forth in the PRIZE DISCLOSURE SCHEDULE or otherwise provided for in any Prize Employee Benefit Plan: (a) none of the Prize Companies is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees of any of the Prize Companies or any other Person; and (b) no employee of any of the Prize Companies or any other Person owns, or has any right granted by any of the Prize Companies to acquire, any interest in any of the assets or business of any of the Prize Companies.

         3.19 LABOR MATTERS.

                  (a) No employees of any of the Prize Companies are represented by any labor organization. No labor organization or group of employees of any of the Prize Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving any of the Prize Companies pending with any labor organization or group of employees of any of the Prize Companies.

                  (b) Each of the Prize Companies is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of income Tax withholding, Social Security Taxes, Medicare Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Prize.

         3.20 ACCOUNTS RECEIVABLE. Except as set forth in the PRIZE DISCLOSURE
SCHEDULE: (a) all of the accounts, notes and loans receivable that have been recorded on the books of the Prize Companies are bona fide and represent accounts, notes and loans receivable validly due for goods sold or services rendered and are reasonably expected to be collected in full within 90 days after the applicable invoice or note maturity date (other than such accounts, notes and loans receivable that, individually or in the aggregate, do not have a book value as of the date hereof in excess of $500,000); (b) except for Permitted Encumbrances, all of such accounts, notes and loans receivable are free and clear of any and all Liens and other adverse claims and charges, and none of such accounts, notes or loans receivable is subject to any offset or claim of offset; and (c) none of the obligors on such accounts, notes or loans receivable has given notice to any of the Prize Companies that it will or may refuse to pay the full amount or any portion thereof.

         3.21 INSURANCE. Each of the Prize Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Prize Companies and owning properties in the same general area in which the Prize Companies conduct their businesses. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and none of the Prize Companies has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as set forth in the PRIZE DISCLOSURE SCHEDULE: (a) there are no outstanding claims under any such policies or binders and, to the knowledge of Prize, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the Prize Companies that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to any of the Prize Companies.

         3.22 INTANGIBLE PROPERTY. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the Prize Companies or for the ownership and operation, or continued ownership and operation, of any of their assets, for which the Prize Companies do not hold valid and continuing authority in connection with the use thereof.

         3.23 TITLE TO ASSETS. The Prize Companies (individually or collectively) have Defensible Title to all Oil and Gas Interests of Prize included or reflected in Prize's Ownership Interests and all of their other assets. Each Oil and Gas Interest included or reflected in Prize's Ownership Interests entitles the Prize Companies (individually or collectively) to receive not less than the undivided interest set forth in (or derived from) the Ownership Interests of Prize of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by the Prize Companies (individually or collectively) is not greater than the undivided interest set forth in (or derived from) Prize's Ownership Interests.

         3.24 OIL AND GAS OPERATIONS. Except as set forth in the PRIZE DISCLOSURE SCHEDULE:

                  (a) All wells included in the Oil and Gas Interests of Prize have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on Prize; and

                  (b) Proceeds from the sale of Hydrocarbons produced from Prize's Oil and Gas Interests are being received by the Prize Companies in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

         3.25 FINANCIAL AND COMMODITY HEDGING. The PRIZE DISCLOSURE SCHEDULE accurately summarizes as of the date hereof the outstanding Hydrocarbon and financial hedging positions of the Prize Companies (including fixed price controls, collars, swaps, caps, hedges and puts).

         3.26 ENVIRONMENTAL MATTERS. Except as set forth in the PRIZE DISCLOSURE
SCHEDULE:

                  (a) Each of the Prize Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

                  (b) None of the Prize Companies has been notified by any Governmental Authority or other third party that any of the operations or assets of any of the Prize Companies is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

                  (c) None of the Prize Companies and, to Prize's knowledge, no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Prize Companies is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of any of the Prize Companies or any property formerly owned, leased or operated by any of the Prize Companies;

                  (d) None of the Prize Companies has any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by any of the Prize Companies, or (ii) the storage or disposal of any Hazardous Material;

                  (e) None of the Prize Companies has received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to or in connection with operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Prize Companies;

                  (f) No property now or previously owned, leased or operated by any of the Prize Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

                  (g) All underground storage tanks and solid waste storage, treatment and/or disposal facilities owned or operated by any of the Prize Companies are used and operated in material compliance with Environmental Laws;

                  (h) None of the Prize Companies is transporting, has transported, or is arranging or has arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against any of the Prize Companies for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                  (i) The Prize Companies have obtained all material permits, licenses, approvals and other authorizations that are required with respect to the operation of the Prize Companies' properties and assets under the Environmental Laws and are in material compliance with all terms and conditions of such required permits, licenses, approvals and authorizations;

                  (j) There are no polychlorinated biphenyls or asbestos located in, at, on or under any facility or real property owned, leased or operated by any of the Prize Companies that require removal, decontamination or abatement pursuant to Environmental Laws;

                  (k) There are no past or present events, conditions, circumstances, activities, practices, incidents or actions that could reasonably be expected to interfere with or prevent material compliance by any of the Prize Companies with any Environmental Law, or that could reasonably be expected to give rise to any material liability under the Environmental Laws;

                  (l) No Lien has been recorded against any property, facility or assets currently owned by any of the Prize Companies under any Environmental Law; and

                  (m) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any permits, licenses or approvals held by any of the Prize Companies under any Environmental Law, and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental law.

         3.27 BOOKS AND RECORDS. All books, records and files of the Prize Companies (including those pertaining to Prize's Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Prize Companies of their respective assets. Each of the Prize Companies maintains a system of internal accounting controls sufficient to provide reasonable assurance that:
(x) transactions are accurately and promptly recorded; (y) transactions are executed in accordance with management's specific or general authorization; and
(z) access to its books, records and assets is permitted only in accordance with management's general or specific authorization.

         3.28 BROKERS. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Prize and for which Parent or any of the Prize Companies will have any obligation or liability.

         3.29 YEAR 2000 COMPLIANCE. None of the Prize Companies will suffer a Material Adverse Effect attributable to a lack of Year 2000 Compliance in any system, process or equipment owned or utilized by any of the Prize Companies, or any other aspect of their businesses or operations, or any system, process or equipment of any of their material customers, suppliers or vendors.

         3.30 POWERS OF ATTORNEY; AUTHORIZED SIGNATORIES. The PRIZE DISCLOSURE SCHEDULE lists: (a) the names and addresses of all Persons holding powers of attorney on behalf of any of the Prize Companies; and (b) the names of all banks and other financial institutions in which any of the Prize Companies currently have one or more bank accounts or safe deposit boxes, along with the account numbers and the names of all persons authorized to draw on such accounts or to have access to such safe deposit boxes.

         3.31 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of each of the Prize Common Stock and the Prize Preferred Stock is a sufficient vote of the holders of any class or series of Prize capital stock or other voting securities to approve this Agreement, the Merger and the transactions contemplated hereby.

         3.32 GAS IMBALANCES. Except as set forth on the PRIZE DISCLOSURE SCHEDULE, none of the Prize Companies has received any deficiency payment under any gas contract for which any Person has a right to take deficiency gas from any Prize Company, nor have any of the Prize Companies received any payment for production which is subject to refund or recoupment out of future production.

         3.33 ROYALTIES. To the knowledge of Prize, as to wells not operated by a Prize Company, and without qualification as to knowledge, as to all wells operated by a Prize Company, all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to Prize's Oil and Gas Interests, have been or will be, prior to the Effective Time, properly and correctly paid or provided for in all material respects, except for those for which a Prize Company has a valid right to suspend.

         3.34 PREPAYMENTS. Except as set forth in the PRIZE DISCLOSURE SCHEDULE, no prepayment for Hydrocarbon sales has been received by any of the Prize Companies for Hydrocarbons which have not been delivered.

         3.35 DISCLOSURE AND INVESTIGATION. No representation or warranty of Prize set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.


                                    ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub hereby jointly and severally represent and warrant to Prize as follows:

         4.1 ORGANIZATION. Each of the Parent Companies: (a) is a corporation or, as applicable, a limited partnership or limited liability company, duly organized, validly existing and in good standing under the laws of its state of incorporation or formation; (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation, limited partnership or limited liability company, as applicable, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation, limited partnership or limited liability company or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent). Accurate and complete copies of the certificate or articles of incorporation, bylaws, minute books and/or other organizational documents of each of the Parent Companies have heretofore been delivered to Prize. Parent has no corporate or other subsidiaries other than the Parent Subsidiaries.

         4.2 OTHER EQUITY INTERESTS. None of the Parent Companies owns any equity interest in any general or limited partnership, corporation or limited liability company other than as set forth on the PARENT DISCLOSURE SCHEDULE (other than joint venture, joint operating, other ownership arrangements and tax partnerships entered into in the ordinary course of business that, individually or in the aggregate, are not material to the operations or business of the Parent Companies, taken as a whole).

         4.3 AUTHORITY AND ENFORCEABILITY. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and (with respect to consummation of the transactions included in the Prize Proposal, subject to the valid approval of the Prize Proposal by the stockholders of Parent) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with respect to consummation of the transactions included in the Prize Proposal, subject to the valid approval of the Prize Proposal by the stockholders of Parent) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, including approval by the board of directors of Parent and the board of directors and the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution or delivery of this Agreement or (with respect to consummation of the transactions included in the Prize Proposal, subject to the valid approval of the Prize Proposal by the stockholders of Parent) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (with respect to consummation of the transactions included in the Prize Proposal, subject to the valid approval of the Prize Proposal by the stockholders of Parent, and assuming that this Agreement constitutes a valid and binding obligation of Prize) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

         4.4 NO VIOLATIONS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of any of the Parent Companies under, any provision of (a) the certificate of incorporation, bylaws or any other organizational documents of any of the Parent Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to any of the Parent Companies (other than any such conflict, violation, default, right, loss or Lien that may arise under the Parent Bank Credit Agreement), or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 4.5 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Parent Companies or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

         4.5 CONSENTS AND APPROVALS. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to any Parent Company in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Prize; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (c) the filing with the SEC of the Registration Statement and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (d) the filing with the AMEX of a listing application relating to the shares of Parent Common Stock to be issued pursuant to the Merger, upon conversion of the Parent Preferred Stock, and upon exercise of the Prize Stock Options, and the obtaining from the AMEX of its approval thereof; and (e) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws. No Third-Party Consent is required by or with respect to any of the Parent Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Prize, (y) the valid approval of the Prize Proposal by the stockholders of Parent, and (z) any consent, approval or waiver required by the terms of the Parent Bank Credit Agreement.

         4.6 SEC DOCUMENTS. Parent has provided to Prize a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since December 31, 1998 (the "PARENT SEC DOCUMENTS"), which are all the documents (other than preliminary material) that Parent filed or was required to file with the SEC since such date. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.7 FINANCIAL STATEMENTS. The Parent Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of Parent and the Parent Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and the Parent Subsidiaries for the periods presented therein.

         4.8 CAPITAL STRUCTURE.

                  (a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock.

                  (b) There are issued and outstanding 16,367,328 shares of Parent Common Stock. Twelve million six thousand seventy-three (12,006,073) shares of Parent Common Stock are issuable upon exercise of outstanding Parent Warrants. Six thousand three hundred (6,300) shares of Parent Common Stock are held by Parent as treasury stock.

                  (c) Except as set forth in Section 4.8(b) and except for the Parent Warrants described in the PARENT DISCLOSURE SCHEDULE, there are outstanding (i) no shares of capital stock or other voting securities of Parent,
(ii) no securities of Parent or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent, and (iii) no options issued or outstanding under the Parent Key Employees Stock Option Plan or any other subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any of the Parent Companies is a party or by which it is bound obligating Parent to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Parent (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent) or obligating Parent to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

                  (d) All outstanding shares of Parent capital stock are, and (when issued) the shares of Parent Common Stock to be issued pursuant to the Merger, upon the conversion of shares of Parent Preferred Stock to be issued in the Merger, and upon exercise of the Prize Options (following consummation of the Merger) will be, validly issued, fully paid and nonassessable and not subject to any preemptive right.

                  (e) One thousand (1,000) shares of Merger Sub Common Stock are issued and outstanding, all of which are owned by Parent. All outstanding shares of capital stock and other voting securities of Merger Sub and of each of the other corporate Parent Subsidiaries are (i) validly issued, fully paid and nonassessable and not subject to any preemptive right, and (ii) owned by the Parent Companies, free and clear of all Liens, claims and options of any nature (except Permitted Encumbrances). There are outstanding (y) no securities of any Parent Subsidiary or any other Person convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary, and (z) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any Parent Subsidiary is a party or by which it is bound obligating such Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary (or securities convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary) or obligating any Parent Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

                  (f) Except as set forth in the PARENT DISCLOSURE SCHEDULE, there is no stockholder agreement, voting trust or other agreement or understanding to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the Parent Companies.

         4.9 NO UNDISCLOSED LIABILITIES. There are no liabilities of any of the Parent Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Parent, other than (a) liabilities adequately provided for in the Parent Financial Statements, (b) liabilities incurred in the ordinary course of business subsequent to June 30, 1999, (c) liabilities under this Agreement, and (d) liabilities set forth on the PARENT DISCLOSURE SCHEDULE.

         4.10 INDEMNIFICATION. Except as set forth in the Parent Disclosure Schedule, none of the Parent Companies has any presently effective indemnification obligation (whether or not a claim has been asserted thereunder) to any Person other than its present or former directors, officers, employees or agents, as permitted by Section 145 of the DGCL, or in the ordinary course of business.

         4.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as otherwise set forth in the PARENT DISCLOSURE SCHEDULE or as specifically contemplated by this Agreement, since June 30, 1999, none of the Parent Companies has done any of the following:

                  (a) Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

                  (b) Paid or declared any dividends or distributions, purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its stockholders or other securityholders, made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

                  (c) Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

                  (d) Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties;

                  (e) Amended its certificate or articles of incorporation, bylaws or other organizational documents;

                  (f) Made or permitted any amendment, supplement, modification or termination of, or any acceleration under, any Parent Material Agreement;

                  (g) Sold, leased, transferred, assigned or otherwise disposed of (i) any Oil and Gas Interests of Parent that, individually or in the aggregate, were assigned a value in the Reserve Data Value of $100,000 or more, or (ii) any other assets that, individually or in the aggregate, had a value at the time of such lease, transfer, assignment or disposition of $100,000 or more (and, in each case where a sale, lease, transfer, assignment or other disposition was made, it was made for fair consideration in the ordinary course of business); provided, however, that this Section 4.11(g) shall not apply to the sale of Hydrocarbons in the ordinary course of business;

                  (h) Made any investment in or contribution, payment, advance or loan to any Person (other than investments, contributions, payments or advances, or commitments with respect thereto, less than $100,000 in the aggregate, made in the ordinary course of business and consistent with past practices);

                  (i) Paid, loaned or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transaction with, any of its Affiliates other than the Parent Companies;

                  (j) Made any material change in any of the accounting principles followed by it or the method of applying such principles;

                  (k) Entered into any material transaction (other than this Agreement) except in the ordinary course of business and consistent with past practices;

                  (l) Increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plan or arrangement or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officer, director or employee of any of the Parent Companies (except in the ordinary course of business);

                  (m) Issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $100,000 in the aggregate (other than pursuant to the Parent Bank Credit Agreement);

                  (n) Delayed or postponed the payment of accounts payable or other liabilities (except in the ordinary course of business);

                  (o) Canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $100,000 (except in the ordinary course of business);

                  (p) Issued, sold, or otherwise disposed of any of its capital stock or other equity interest or granted any option, warrant, or other right to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interest;

                  (q) Made any loan to, or entered into any other transaction with, any of its directors, officers or employees (except in the ordinary course of business);

                  (r) Made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

                  (s) Made or committed to make capital expenditures in excess of $4,000,000 in the aggregate;

                  (t) Made any change in any material Tax election or the manner Taxes are reported;

                  (u) Entered into any swap, hedging or similar arrangement which remains open;

                  (v) Accelerated the vesting period of any outstanding option or warrant;

                  (w) Otherwise been involved in any other material occurrence, event, incident, action, failure to act, or transaction involving any of the Parent Companies (except in the ordinary course of business);

                  (x) Agreed, whether in writing or otherwise, to do any of the foregoing; or

                  (y) Suffered any Material Adverse Effect (other than changes or trends, including changes or trends in commodity prices, generally prevalent in or affecting the oil and gas industry).

         4.12 COMPLIANCE WITH LAWS, MATERIAL AGREEMENTS AND PERMITS. None of the Parent Companies is in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate or articles of incorporation, bylaws or other organizational documents, (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority, or (c) any Parent Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of the Parent Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets ("PARENT PERMITS"), except for Parent Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Parent. None of the Parent Permits will be adversely affected by the consummation of the transactions contemplated under this Agreement or requires any filing or consent in connection therewith. Each of the Parent Companies is in compliance with the terms of its Parent Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent. No investigation or review by any Governmental Authority with respect to any of the Parent Companies is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. To the knowledge of Parent, no other party to any Parent Material Agreement is in material breach of the terms, provisions or conditions of such Parent Material Agreement.

         4.13 GOVERNMENTAL REGULATION. No Parent Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

         4.14 LITIGATION. Except as set forth in the PARENT DISCLOSURE SCHEDULE:
(a) no litigation, arbitration, investigation or other proceeding of any Governmental Authority is pending or, to the knowledge of Parent, threatened against any of the Parent Companies or their respective assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Parent; and (b) no Parent Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting any of the Parent Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent in connection with the transactions contemplated hereby.

         4.15 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any person or entity, or incurred, directly or indirectly, any liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and the transactions contemplated hereby.

         4.16 NO RESTRICTIONS. Except as set forth in the PARENT DISCLOSURE SCHEDULE, none of the Parent Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, other than the Parent Bank Credit Agreement and antidilution adjustments under the Parent Warrants; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness (i) reflected in the Parent Financial Statements, (ii) under the Parent Bank Credit Agreement, or (iii) incurred in the ordinary course of business since June 30, 1999) unless such indebtedness would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Parent Companies; (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than restrictions under the Parent Bank Credit Agreement and advances in the ordinary course of business); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than (i) guaranties pursuant to the Parent Bank Credit Agreement,
(ii) guaranties undertaken in the ordinary course of business, and (iii) the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

         4.17 AUDITS AND SETTLEMENTS. Except as set forth in the PARENT DISCLOSURE SCHEDULE, none of the Parent Companies is a party or subject to any
(a) unresolved or incomplete Tax audit or settlement or (b) other audit conducted by any other Person (other than Arthur Andersen LLP, independent accountants of Parent) pursuant to a contractual or legal right.

         4.18 TAXES.

                  (a) Each of the Parent Companies and any affiliated, combined or unitary group of which any such entity is or was a member has: (i) timely filed all Tax Returns required to be filed by it with respect to any Taxes; (ii) timely paid all Taxes that are due and payable (except for Taxes that are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established) for which any of the Parent Companies may be liable; (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes; and (iv) timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

                  (b) Except as set forth in the PARENT DISCLOSURE SCHEDULE: (i) no audits or other administrative or court proceedings are presently pending with regard to any federal, state or local income or franchise Taxes for which any of the Parent Companies would be liable; and (ii) there are no pending requests for rulings from any taxing authority, no outstanding subpoenas or requests for information by any taxing authority with respect to any Taxes, no proposed reassessments by any taxing authority of any property owned or leased, and no agreements in effect to extend the time to file any Tax Return or the period of limitations for the assessment or collection of any Taxes for which any of the Parent Companies would be liable.

                  (c) Except as set forth in the PARENT DISCLOSURE SCHEDULE: (i) there are no Liens on any of the assets of the Parent Companies for unpaid Taxes, other than Liens for Taxes not yet due and payable; (ii) no Parent Company has any liability under Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than the affiliated group of which Parent is the common parent corporation; (iii) no Parent Company has ever been included in an affiliated group of corporations within the meaning of
Section 1504 of the Code other than the current affiliated group of which Parent is the common parent corporation; and (iv) no Parent Company is or has been a party to any Tax sharing agreement between related corporations.

                  (d) The amount of liability for unpaid Taxes of the Parent Companies does not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on the Parent Financial Statements.

                  (e) Parent has made available to Prize complete copies of all Tax Returns filed by the Parent Companies with respect to any Taxes and all Tax audit reports, work papers, statements of deficiencies, and closing or other agreements with respect thereto with respect to Tax years 1997 and 1998.

                  (f) Except as set forth in the PARENT DISCLOSURE SCHEDULE: (i) no Parent Company is required to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) no Parent Company has entered into any compensatory agreement which would result in a nondeductible expense pursuant to Section 280G of the Code; (iii) no election has been made under Section 338 of the Code and no events have occurred which would result in a deemed election under Section 338 of the Code with respect to any Parent Company; (iv) no election has been made under Section 341(f) of the Code with respect to any Parent Company; (v) no Parent Company has participated in any international boycott as defined in Code Section 999; (vi) there are no outstanding balances of deferred gain or loss accounts with respect to any Parent Company under Treas. Reg. Sections 1.1502-13 or 1.1502-13T; (vii) no Parent Company has made or will make any election under Treas. Reg. Section 1.502-20(g)(1) with respect to the reattribution of net operating losses; (viii) no Parent Company is subject to any arrangement treated as a partnership for federal income tax purposes; and (ix) no Parent Company has or has ever conducted branch operations in any foreign country within the meaning of Treas. Reg. Section 1.367(a)-6T.

                  (g) The books and records of Parent contain accurate and complete information with respect to: (i) all material Tax elections in effect with respect to the Parent Companies; (ii) the current Tax basis of the assets of the Parent Companies; (iii) any excess loss accounts of any Parent Company;
(iv) the current and accumulated earnings and profits of Parent; (v) the net operating losses and net capital losses of the Parent Companies, the years that such net operating and net capital losses expire, and any restrictions to which such net operating and net capital losses are subject under any provision of the Code or consolidated return regulations; (vi) Tax credit carryovers of the Parent Companies; and (vii) any overall foreign losses to the Parent Companies under Section 904(f) of the Code.

                  (h) No shareholder of Parent that is a foreign corporation or a nonresident alien individual has owned as much as five percent of the outstanding stock of Parent at any time during the five year period ending on the date hereof.

         4.19 EMPLOYEE BENEFIT PLANS.

                  (a) The PARENT DISCLOSURE SCHEDULE sets forth a complete and accurate list of each of the following which is or has been sponsored, maintained or contributed to by Parent or any trade or business, whether or not incorporated (a "PARENT ERISA AFFILIATE"), that together with Parent would be considered affiliated with Parent or any Parent ERISA Affiliate under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA for the benefit of any person who, as of the Closing, is a current or former employee or subcontractor of Parent: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (each, a "PARENT PLAN"); and (ii) each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in
Section 4.19(a)(i) (each, a "PARENT BENEFIT PROGRAM OR AGREEMENT") (such Parent Plans and Parent Benefit Programs or Agreements are sometimes collectively referred to in this Agreement as the "PARENT EMPLOYEE BENEFIT PLANS").

                  (b) True, correct and complete copies of each of the Parent Plans and related trusts, if applicable, including all amendments thereto, have been furnished or made available to Prize. There has also been furnished or made available to Prize, with respect to each Parent Plan required to file such report and description, the report on Form 5500 for the past three years, to the extent applicable, and the most recent summary plan description. True, correct and complete copies or descriptions of all Parent Benefit Programs or Agreements have also been furnished or made available to Prize.

                  (c) Except as otherwise set forth on the Parent Disclosure
Schedule: (i) neither Parent nor any Parent ERISA Affiliate contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any other plan subject to Title IV of ERISA; (ii) each of Parent and the Parent ERISA Affiliates has performed all obligations, whether arising by operation of law or by contract, including ERISA and the Code, required to be performed by it in connection with the Parent Employee Benefit Plans, and, to the knowledge of Parent, there have been no defaults or violations by any other party to the Parent Employee Benefit Plans; (iii) all reports, returns, notices, disclosures and other documents relating to the Parent Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law, and each Parent Employee Benefit Plan has been administered in compliance with its governing written documents; (iv) each of the Parent Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the IRS regarding such qualified status and has not been amended, operated or administered in a way which would adversely affect such qualified status; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, contemplated or threatened against, or with respect to, any of the Parent Employee Benefit Plans or their assets; (vi) each trust maintained in connection with each Parent Plan, which is qualified under Section 401 of the Code, is tax exempt under
Section 501 of the Code; (vii) all contributions required to be made to the Parent Employee Benefit Plans have been made timely; (viii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and there has been no termination or partial termination of any Parent Plan within the meaning of Section 411(d)(3) of the Code; (ix) no act, omission or transaction has occurred which could result in imposition on Parent or any Parent ERISA Affiliate of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of
Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (x) to the knowledge of Parent, there is no matter pending with respect to any of the Parent Plans before the IRS, the Department of Labor or the PBGC; (xi) each of the Parent Employee Benefit Plans complies, in form and operation, with the applicable provisions of the Code and ERISA; (xii) each Parent Employee Benefit Plan may be unilaterally amended or terminated in its entirety without any liability or other obligation; (xiii) Parent and the Parent ERISA Affiliates have no liabilities or other obligations, whether actual or contingent, under any Parent Employee Benefit Plan for post- employment benefits of any nature (other than COBRA continuation coverage and severance benefits under Parent's Severance Benefit Plan referred to in Section 5.16); and (xiv) neither Parent nor any of the Parent ERISA Affiliates or any present or former director, officer, employee or other agent of Parent or any of the Parent ERISA Affiliates has made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by Parent, any of the Parent ERISA Affiliates or Prize which will be binding upon or enforceable against Parent or Prize after the Effective Time.

                  (d) Except as otherwise set forth on the Parent Disclosure Schedule, no employee is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor for workers' compensation benefits.

                  (e) Except as set forth in the Parent Disclosure Schedule: (i) with respect to the Parent Employee Benefit Plans, there exists no condition or set of circumstances in connection with any of the Parent Companies that could be expected to result in liability reasonably likely to have a Material Adverse Effect on Parent under ERISA, the Code or any other applicable law; and (ii) with respect to the Parent Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Parent Companies, which obligations are reasonably likely to have a Material Adverse Effect on Parent.

                  (f) Except as set forth in the PARENT DISCLOSURE SCHEDULE, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of any of the Parent Companies.

         4.20 EMPLOYMENT CONTRACTS AND BENEFITS. Except as set forth in the PARENT DISCLOSURE SCHEDULE or otherwise provided for in any Parent Employee Benefit Plan: (a) none of the Parent Companies is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees of any of the Parent Companies or any other Person; and (b) no employee of any of the Parent Companies or any other Person owns, or has any right granted by any of the Parent Companies to acquire, any interest in any of the assets or business of any of the Parent Companies.

         4.21 LABOR MATTERS.

                  (a) No employees of any of the Parent Companies are represented by any labor organization. No labor organization or group of employees of any of the Parent Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving any of the Parent Companies pending with any labor organization or group of employees of any of the Parent Companies.

                  (b) Each of the Parent Companies is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of income Tax withholding, Social Security Taxes, Medicare Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

         4.22 ACCOUNTS RECEIVABLE. Except as set forth in the PARENT DISCLOSURE
SCHEDULE: (a) all of the accounts, notes and loans receivable that have been recorded on the books of the Parent Companies are bona fide and represent accounts, notes and loans receivable validly due for goods sold or services rendered and are reasonably expected to be collected in full within 90 days after the applicable invoice or note maturity date (other than such accounts, notes and loans receivable that, individually or in the aggregate, do not have a book value as of the date hereof in excess of $200,000); (b) except for Permitted Encumbrances, all of such accounts, notes and loans receivable are free and clear of any and all Liens and other adverse claims and charges, and none of such accounts, notes or loans receivable is subject to any offset or claim of offset; and (c) none of the obligors on such accounts, notes or loans receivable has given notice to any of the Parent Companies that it will or may refuse to pay the full amount or any portion thereof.

         4.23 INSURANCE. Each of the Parent Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Parent Companies and owning properties in the same general area in which the Parent Companies conduct their businesses. Each of the Parent Companies may terminate each of its insurance policies or binders at or after the Closing and will incur no penalties or other material costs in doing so. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and none of the Parent Companies has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as set forth in the PARENT DISCLOSURE SCHEDULE: (a) there are no outstanding claims under any such policies or binders and, to the knowledge of Parent, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the Parent Companies that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to any of the Parent Companies.

         4.24 INTANGIBLE PROPERTY. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the Parent Companies, or for the ownership and operation, or continued ownership and operation, of any of their assets, for which the Parent Companies do not hold valid and continuing authority in connection with the use thereof.

         4.25 TITLE TO ASSETS. The Parent Companies (individually or collectively) have Defensible Title to all Oil and Gas Interests of Parent included or reflected in Parent's Ownership Interests and all of their other assets. Each Oil and Gas Interest included or reflected in the Parent's Ownership Interests entitles the Parent Companies (individually or collectively) to receive not less than the undivided interest set forth in (or derived from) Parent's Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by Parent Companies (individually or collectively) is not greater than the undivided interest set forth in (or derived from) Parent's Ownership Interests.

         4.26 OIL AND GAS OPERATIONS. Except as set forth in the PARENT DISCLOSURE SCHEDULE:

                  (a) All wells included in the Oil and Gas Interests of Parent have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on Parent; and

                  (b) Proceeds from the sale of Hydrocarbons produced from Parent's Oil and Gas Interests are being received by the Parent Companies in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

         4.27 FINANCIAL AND COMMODITY HEDGING. The PARENT DISCLOSURE SCHEDULE accurately summarizes the currently outstanding Hydrocarbon and financial hedging positions of the Parent Companies (including fixed price controls, collars, swaps, caps, hedges and puts).

         4.28 ENVIRONMENTAL MATTERS. Except as set forth in the PARENT DISCLOSURE SCHEDULE:

                  (a) Each of the Parent Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

                  (b) None of the Parent Companies has been notified by any Governmental Authority or other third party that any of the operations or assets of any of the Parent Companies is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

                  (c) None of the Parent Companies and, to Parent's knowledge, no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Parent Companies is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material; or (ii) any Hazardous Material is improperly stored or disposed of upon any property of any of the Parent Companies or any property formerly owned, leased or operated by any of the Parent Companies;

                  (d) None of the Parent Companies has any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by any of the Parent Companies, or (ii) the storage or disposal of any Hazardous Material;

                  (e) None of the Parent Companies has received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to or in connection with operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Parent Companies;

                  (f) No property now or previously owned, leased or operated by any of the Parent Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

                  (g) All underground storage tanks and solid waste storage, treatment and/or disposal facilities owned or operated by any of the Parent Companies are used and operated in material compliance with Environmental Laws;

                  (h) None of the Parent Companies is transporting, has transported, is arranging or has arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against any of the Parent Companies for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                  (i) The Parent Companies have obtained all material permits, licenses, approvals and other authorizations that are required with respect to the operation of the Parent Companies' properties and assets under the Environmental Laws and are in material compliance with all terms and conditions of such required permits, licenses, approvals and authorizations;

                  (j) There are no polychlorinated biphenyls or asbestos located in, at, on or under any facility or real property owned, leased or operated by any of the Parent Companies that require removal, decontamination or abatement pursuant to Environmental Laws;

                  (k) There are no past or present events, conditions, circumstances, activities, practices, incidents or actions that could reasonably be expected to interfere with or prevent material compliance by any of the Parent Companies with any Environmental Law, or that could reasonably be expected to give rise to any material liability under the Environmental Laws;

                  (l) No Lien has been recorded against any property, facility or assets currently owned by any of the Parent Companies under any Environmental Law; and

                  (m) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any permits, licenses or approvals held by any of the Parent Companies under any Environmental Law, and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental law.

         4.29 BOOKS AND RECORDS. All books, records and files of the Parent Companies (including those pertaining to Parent's Oil and Gas Interests, wells and other assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Parent Companies of their respective assets. Each of the Parent Companies maintains a system of internal accounting controls sufficient to provide reasonable assurance that:
(x) transactions are accurately and promptly recorded;

(y) transactions are executed in accordance with management's specific or general authorization; and (z) access to its books, records and assets is permitted only in accordance with management's general or specific authorization.

         4.30 BROKERS. Except for Dain Rauscher Wessels, which has been retained by the Special Committee and whose fees will be paid by Parent, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Parent and for which Parent or any of the Parent Companies will have any obligation or liability.

         4.31 YEAR 2000 COMPLIANCE. None of the Parent Companies will suffer a Material Adverse Effect attributable to a lack of Year 2000 Compliance in any system, process or equipment owned or utilized by any of the Parent Companies, or any other aspect of their businesses or operations, or any system, process or equipment of any of their material customers, suppliers or vendors.

         4.32 POWERS OF ATTORNEY; AUTHORIZED SIGNATORIES. The PARENT DISCLOSURE SCHEDULE lists: (a) the names and addresses of all Persons holding powers of attorney on behalf of any of the Parent Companies; and (b) the names of all banks and other financial institutions in which any of the Parent Companies currently have one or more bank accounts or safe deposit boxes, along with the account numbers and the names of all persons authorized to draw on such accounts or to have access to such safe deposit boxes.

         4.33 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of Parent capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

         4.34 GAS IMBALANCES. Except as set forth on the PARENT DISCLOSURE SCHEDULE, none of the Parent Companies has received any deficiency payment under any gas contract for which any Person has a right to take deficiency gas from any Parent Company, nor have any of the Parent Companies received any payment for production which is subject to refund or recoupment out of future production.

         4.35 ROYALTIES. To the knowledge of Parent, as to wells not operated by a Parent Company, and without qualification as to knowledge, as to all wells operated by a Parent Company, all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to Parent's Oil and Gas Interests, have been or will be, prior to the Effective Time, properly and correctly paid or provided for in all material respects, except for those for which a Parent Company has a valid right to suspend.

         4.36 PREPAYMENTS. Except as set forth in the PARENT DISCLOSURE SCHEDULE, no prepayment for Hydrocarbon sales has been received by any of the Parent Companies for Hydrocarbons which have not been delivered.

         4.37 DISCLOSURE AND INVESTIGATION. No representation or warranty of Parent or Merger Sub set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.


                                    ARTICLE 5

                                    COVENANTS

         5.1 CONDUCT OF BUSINESS BY PARENT PENDING CLOSING. Parent covenants and agrees with Prize that, from the date of this Agreement until the Effective Time, each of the Parent Companies will conduct its business only in the ordinary and usual course consistent with past practices. Notwithstanding the preceding sentence, Parent covenants and agrees with Prize that, except as specifically contemplated in this Agreement, from the date of this Agreement until the Effective Time, without the prior written consent of Prize:

                  (a) None of the Parent Companies will (i) amend its certificate or articles of incorporation, bylaws or other organizational documents; (ii) split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock; (iv) issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock (other than shares of Parent Common Stock issued pursuant to the exercise of any Parent Warrant outstanding on the date of this Agreement); (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests;
(vi) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person; (vii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  (b) None of the Parent Companies will (i) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business); (ii) sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any Oil and Gas Interests of Parent that were assigned a value in the Reserve Data Value in excess of $100,000, individually, or any other assets that have a value at the time of such sale, lease, sublease, transfer or disposition in excess of $100,000, individually (except that this clause shall not apply to the sale of Hydrocarbons in the ordinary course of business or to encumbrances under the Parent Bank Credit Agreement); (iii) farm-out any Oil and Gas Interest of Parent or interest therein; (iv) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person (including any capital stock or other securities or equity interest in any Parent Subsidiary); (v) make any material loans, advances or capital contributions to, or investments in, any Person (other than loans or advances in the ordinary course of business); (vi) enter into any Parent Material Agreement or any other agreement not terminable by any of the Parent Companies upon notice of 30 days or less and without penalty or other obligation; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  (c) None of the Parent Companies will (i) permit to be outstanding at any time under the Parent Bank Credit Agreement indebtedness for borrowed money in excess of $55,000,000; (ii) incur any indebtedness for borrowed money other than under the Parent Bank Credit Agreement; (iii) incur any other obligation or liability (other than liabilities incurred in the ordinary course of business); (iv) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  (d) The Parent Companies will operate, maintain and otherwise deal with the Oil and Gas Interests of Parent in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts and agreements and all applicable laws, rules and regulations.

                  (e) None of the Parent Companies shall resign, transfer or otherwise voluntarily relinquish any right it has as of the date of this Agreement, as operator of any Oil and Gas Interest of Parent.

                  (f) None of the Parent Companies will (i) enter into, or otherwise become liable or obligated under or pursuant to (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or (3) any consulting, employment, severance, termination or similar agreement with any Person, or amend or extend any such plan, arrangement or agreement; (ii) except for payments made pursuant to any Parent Employee Benefit Plan or any other plan, agreement or arrangement described in the PARENT DISCLOSURE SCHEDULE, grant, or otherwise become liable for or obligated to pay, any severance or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof or that are paid in the ordinary course of business, consistent with past practices, and not individually or in the aggregate material in amount) to, or forgive any indebtedness of, any employee or consultant of any of the Parent Companies; or
(iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (g) None of the Parent Companies will create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances.

                  (h) The Parent Companies will (i) keep and maintain accurate books, records and accounts; (ii) maintain in full force and effect the policies or binders of insurance described in Section 4.23; (iii) pay all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (iv) pay all claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (v) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all Parent Material Agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, Parent will not be in violation of this Section 5.1(h) if any of the Parent Companies incurs obligations for penalties and interest in connection with gross production tax reporting in the ordinary course of business; and provided further, that the Parent Companies may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any Parent Material Agreement if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP.

                  (i) The Parent Companies will at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement, except where the failure to do so would not have a Material Adverse Effect on Parent.

                  (j) None of the Parent Companies will engage in any practice, take any action or permit by inaction any of the representations and warranties contained in Article 4 to become untrue, except: (i) the Parent Companies may make or commit to make capital expenditures as described in the PARENT DISCLOSURE SCHEDULE, not to exceed $5,000,000 in the aggregate; and (ii) the Parent Companies may enter into fully covered commodity swap, hedging and similar arrangements.

         5.2 CONDUCT OF BUSINESS BY PRIZE PENDING CLOSING. Prize covenants and agrees with Parent and Merger Sub that, from the date of this Agreement until the Effective Time, each of the Prize Companies will conduct its business only in the ordinary and usual course consistent with past practices. Notwithstanding the preceding sentence, Prize covenants and agrees with Parent and Merger Sub that, except as specifically contemplated in this Agreement, from the date of this Agreement until the Effective Time, without the prior written consent of
Parent:

                  (a) None of the Prize Companies will: (i) amend its certificate of incorporation or bylaws; (ii) split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock (other than dividends payable in kind on the Prize Preferred Stock, with the final dividend payment being made immediately before the Closing); (iv) issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock (other than shares of Prize Common Stock issued pursuant to the exercise of any Prize Stock Option or the conversion of any shares of Prize Preferred Stock and shares of Prize Preferred Stock issued as dividends on the Prize Preferred Stock); (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests; (vi) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person; (vii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  (b) None of the Prize Companies will (i) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business) having an acquisition price in excess of $500,000; (ii) sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any Oil and Gas Interests of Prize that have a value in excess of $500,000, individually, or any other assets that have a value at the time of such sale, lease, sublease, transfer or disposition in excess of $500,000, individually (except that this clause shall not apply to (A) the sale of Hydrocarbons in the ordinary course of business, (B) transfers under the Exploration Agreement entered into or to be entered into with Costilla Energy, Inc. ("COSTILLA"), or (C) encumbrances under the Prize Bank Credit Agreement); (iii) farm-out any Oil and Gas Interest of Prize having a value in excess of $500,000 or interest therein (other than pursuant to the Exploration Agreement with Costilla); (iv) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person (including any capital stock or other securities or equity interest in any Prize Subsidiary, but excluding the Costilla common stock held by the Prize Companies); (v) make any material loans, advances or capital contributions to, or investments in, any Person (other than loans or advances in the ordinary course of business) in an aggregate amount in excess of $500,000;
(vi) enter into any Prize Material Agreement; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  (c) None of the Prize Companies will (i) permit to be outstanding at any time under the Prize Bank Credit Agreement indebtedness for borrowed money in excess of $150,000,000; (ii) incur any indebtedness for borrowed money other than under the Prize Bank Credit Agreement; (iii) incur any other obligation or liability (other than liabilities incurred in the ordinary course of business); (iv) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person in an amount in excess of $500,000; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  (d) The Prize Companies will operate, maintain and otherwise deal with the Oil and Gas Interests of Prize in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts and agreements and all applicable laws, rules and regulations.

                  (e) None of the Prize Companies shall voluntarily resign, transfer or otherwise relinquish any right it has as of the date of this Agreement, as operator of any Oil and Gas Interest of Prize, except as required by law, regulation or contract.

                  (f) None of the Prize Companies will (i) enter into, or otherwise become liable or obligated under or pursuant to: (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or (3) any consulting, employment, severance, termination or similar agreement with any Person, or amend or extend any such plan, arrangement or agreement; (ii) except for payments made pursuant to any Prize Employee Benefit Plan or any other plan, agreement or arrangement described in the PRIZE DISCLOSURE SCHEDULE, grant, or otherwise become liable for or obligated to pay, any severance or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof or that are paid in the ordinary course of business, consistent with past practices, and not individually or in the aggregate material in amount) to, or forgive any indebtedness of, any employee or consultant; or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (g) None of the Prize Companies will create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances.

                  (h) The Prize Companies will (i) keep and maintain accurate books, records and accounts; (ii) maintain in full force and effect the policies or binders of insurance described in Section 3.21; (iii) pay all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (iv) pay all claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (v) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all Prize Material Agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, Prize will not be in violation of this Section 5.2(h) if any of the Prize Companies incurs obligations for penalties and interest in connection with gross production tax reporting in the ordinary course of business; and provided further, that the Prize Companies may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any Prize Material Agreement if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP.

                  (i) The Prize Companies will at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement, except where the failure to do so would not have a Material Adverse Effect on Prize.

                  (j) None of the Prize Companies will engage in any practice, take any action or permit by inaction any of the representations and warranties contained in Article 3 to become untrue, except: (i) the Prize Companies may make or commit to make capital expenditures as described in the PRIZE DISCLOSURE SCHEDULE, not to exceed $20,000,000 in the aggregate; and (ii) the Prize Companies may enter into fully covered commodity swap, hedging and similar arrangements.

         5.3 ACCESS TO ASSETS, PERSONNEL AND INFORMATION.

                  (a) From the date hereof until the Effective Time, Parent shall: (i) afford to Prize and the Prize Representatives, at Prize's sole risk and expense, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the Parent Companies; and (ii) upon request, furnish promptly to Prize (at Prize's expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning any of the Parent Companies (or any of their respective assets) that is within the possession or control of any of the Parent Companies.

                  (b) From the date hereof until the Effective Time, Prize shall: (i) afford to Parent and the Parent Representatives, at Parent's sole risk and expense, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the Prize Companies; and (ii) upon request, furnish promptly to Parent (at Parent's expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning any of the Prize Companies (or any of their respective assets) that is within the possession or control of any of the Prize Companies.

                  (c) Prize and the Prize Representatives shall, at Prize's sole risk and expense, have the right to make an environmental and physical assessment of the assets of the Parent Companies and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon, conduct soil and water tests and borings and generally conduct such tests, examinations, investigations and studies as Prize deems necessary, desirable or appropriate for the preparation of engineering or other reports relating to such assets, their condition and the presence of Hazardous Materials and compliance with Environmental Laws. Parent shall be provided not less than 24 hours prior notice of such activities, and Parent

Representatives shall have the right to witness all such tests and investigations. Prize shall (and shall cause the Prize Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause the Prize Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to Parent of the determination of the need for disclosure. Prize shall indemnify, defend and hold the Parent Companies and the Parent Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of Prize and the Prize Representatives on the assets of the Parent Companies in connection with conducting such environmental and physical assessment, except to the extent of and limited by the negligence or willful misconduct of any of the Parent Companies or any Parent Representative.

                  (d) Parent and the Parent Representatives shall, at Parent's sole risk and expense, have the right to make an environmental and physical assessment of the assets of the Prize Companies and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon, conduct soil and water tests and borings and generally conduct such tests, examinations, investigations and studies as Parent deems necessary, desirable or appropriate for the preparation of engineering or other reports relating to such assets, their condition and the presence of Hazardous Materials and compliance with Environmental Laws. Prize shall be provided not less than 24 hours prior notice of such activities, and Prize Representatives shall have the right to witness all such tests and investigations. Parent shall (and shall cause the Parent Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause the Parent Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to Prize of the determination of the need for disclosure. Parent shall indemnify, defend and hold the Prize Companies and the Prize Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of Parent and the Parent Representatives on the assets of the Prize Companies in connection with conducting such environmental and physical assessment, except to the extent of and limited by the negligence or willful misconduct of any of the Prize Companies or any Prize Representative.

                  (e) From the date hereof until the Effective Time, Parent will fully and accurately disclose, and will cause each Parent Subsidiary to fully and accurately disclose, to Prize and the Prize Representatives all information that is (i) reasonably requested by Prize or any of the Prize Representatives,
(ii) known to any of the Parent Companies, and (iii) relevant in any manner or degree to the value, ownership, use, operation, development or transferability of the assets of any of the Parent Companies.

                  (f) From the date hereof until the Effective Time, Prize will fully and accurately disclose, and will cause each Prize Subsidiary to fully and accurately disclose, to Parent and the Parent Representatives all information that is (i) reasonably requested by Parent or any of the Parent Representatives,
(ii) known to any of the Prize Companies, and (iii) relevant in any manner or degree to the value, ownership, use, operation, development or transferability of the assets of any of the Prize Companies.

                  (g) From the date hereof until the Effective Time, each of Parent and Prize shall: (i) furnish to the other, promptly upon receipt or filing (as the case may be), a copy of each communication between such Party and the SEC after the date hereof relating to the Merger or the Registration Statement and each report, schedule, registration statement or other document filed by such Party with the SEC after the date hereof relating to the Merger or the Registration Statement; and (ii) promptly advise the other of the substance of any oral communications between such Party and the SEC relating to the Merger or the Registration Statement.

                  (h) Prize will (and will cause the Prize Subsidiaries and the Prize Representatives to) fully cooperate in all reasonable respects with Parent and the Parent Representatives in connection with Parent's examinations, evaluations and investigations described in this Section 5.3. Parent will (and will cause the Parent Subsidiaries and the Parent Representatives to) fully cooperate in all reasonable respects with Prize and the Prize Representatives in connection with Prize's examinations, evaluations and investigations described in this Section 5.3.

                  (i) Prize will not (and will cause the Prize Subsidiaries and the Prize Representatives not to), and Parent will not (and will cause the Parent Subsidiaries and the Parent Representatives not to), use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

                  (j) Notwithstanding anything in this Section 5.3 to the contrary: (i) Prize shall not be obligated under the terms of this Section 5.3 to disclose to Parent or the Parent Representatives, or grant Parent or the Parent Representatives access to, information that is within the possession or control of any of the Prize Companies but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and Prize, to the extent reasonably requested by Parent, will use its reasonable efforts to obtain any such consent; and (ii) Parent shall not be obligated under the terms of this Section 5.3 to disclose to Prize or the Prize Representatives, or grant Prize or the Prize Representatives access to, information that is within the possession or control of any of the Parent Companies but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and Parent, to the extent reasonably requested by Prize, will use its reasonable efforts to obtain any such consent.

         5.4 NO SOLICITATION.

                  (a) Immediately following the execution of this Agreement, Parent will (and will direct and instruct each of the Parent Representatives to) terminate any and all existing activities, discussions and negotiations with third parties (other than Prize) with respect to any possible transaction involving the acquisition of Parent Common Stock or any material portion of the assets, business or equity interests of any of the Parent Companies or the merger or other business combination of any of the Parent Companies with or into any such third party.

                  (b) Parent will not (and will direct and instruct the Parent Representatives not to) solicit, initiate or knowingly encourage the submission of, any offer or proposal to acquire all or any part of the Parent Common Stock or all or any material portion of the assets or business of any of the Parent Companies (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise (an "ALTERNATIVE PROPOSAL"); provided, however, that: (i) if Parent or any Parent Representative shall receive an Alternative Proposal, then Parent and the Parent Representatives may enter into discussions or negotiations with respect to such Alternative Proposal with the Person presenting such Alternative Proposal and provide information to such Person if the board of directors of Parent determines in good faith, after considering the advice of its legal counsel, that such action is required in order for the board of directors of Parent to act in a manner consistent with its fiduciary duties under applicable law, and
(ii) to the extent applicable, taking and disclosing to its stockholders a position as contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any other disclosure to its stockholders with regard to an Alternative Proposal, if the board of directors of Parent determines in good faith, after considering the advice of its legal counsel, that such other disclosure is required in order for the board of directors of Parent to act in a manner consistent with its fiduciary duties under applicable law.

                  (c) If Parent or any Parent Representative receives an Alternative Proposal and the board of directors of Parent determines in good faith, after considering the advice of its legal counsel and financial advisor, that the Alternative Proposal is a SUPERIOR PROPOSAL, then the board of directors of Parent may approve and recommend such Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, a "SUPERIOR PROPOSAL" means an Alternative Proposal which the board of directors of Parent determines in good faith to be more favorable to Parent's stockholders from a financial point of view than the Merger.

                  (d) Nothing in this Section 5.4 shall permit Parent to terminate this Agreement except as specifically provided in Section 7.1.

         5.5 PRIZE STOCKHOLDERS MEETING. Prize shall take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on the Prize Proposal. The board of directors of Prize shall recommend approval of the Prize Proposal and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of Prize. Notwithstanding the above, however, the following shall be conditions to the mailing of the Proxy Statement/Prospectus to the stockholders of Prize:

                  (a) Prize shall have received an opinion (acceptable in form and substance to Prize) from Conner & Winters, A Professional Corporation (or such other firm as is reasonably acceptable to Prize), to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent, Prize and Merger Sub will be a party to such reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by Parent, Prize or Merger Sub as a result of the Merger, and (iv) no gain or loss will be recognized by a stockholder of Prize as a result of the Merger with respect to the shares of Prize Common Stock converted into shares of Parent Common Stock or shares of Prize Preferred Stock converted into shares of Parent Preferred Stock in the Merger, and such opinion shall not have been withdrawn, revoked or modified. Such opinion may be based upon representations of the Parties and stockholders of the Parties.

                  (b) Prize shall have received a letter from each of Arthur Andersen LLP and Ernst & Young LLP, independent public accountants, respectively, to Parent and Prize, addressed to Parent and Prize, dated as of the date the Proxy Statement/Prospectus is first mailed to Prize's stockholders, in form and substance reasonably satisfactory to Prize, in connection with such accountants' review of certain financial and accounting matters contained in the Proxy Statement/Prospectus and the Registration Statement.

         5.6 PARENT STOCKHOLDERS MEETING. Parent shall take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on the Prize Proposal and any other matters required to be approved by the stockholders of Parent in connection with consummation of the Merger. Subject to its fiduciary duties and Section 5.4, the board of directors of Parent shall recommend approval of the Prize Proposal and other matters and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of Parent. Notwithstanding the above, however, the following shall be conditions to the mailing of the Proxy Statement/Prospectus to the stockholders of Parent:

                  (a) Parent shall have received an opinion from Dain Rauscher Wessels or another firm of investment bankers or financial advisors selected by the Special Committee (which opinion shall be reasonably acceptable in form and substance to the Special Committee) to the effect that the Merger is fair to Parent and its stockholders from a financial point of view, and such opinion shall not have been withdrawn, revoked or modified.

                  (b) Parent shall have received a letter from each of Arthur Andersen LLP and Ernst & Young LLP, independent public accountants, respectively, to Parent and Prize, addressed to Parent and Prize, dated as of the date the Proxy Statement/Prospectus is first mailed to Parent's stockholders, in form and substance reasonably satisfactory to Parent, in connection with such accountants' review of certain financial and accounting matters contained in the Proxy Statement/Prospectus and the Registration Statement.

         5.7 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS.

                  (a) Parent and Prize shall cooperate and promptly prepare the Registration Statement to enable Parent to file the Registration Statement with the SEC, as preliminary proxy material, as soon as practicable after the date hereof and in any event not later than 45 days after the date hereof. Parent shall use all reasonable efforts, and Prize shall cooperate with Parent (including furnishing all information concerning Prize and the holders of Prize Common Stock and Prize Preferred Stock as may be reasonably requested by Parent), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall use all reasonable efforts, and Prize shall cooperate with Parent, to obtain any necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Parent Common Stock and Parent Preferred Stock pursuant to the Merger.

                  (b) Parent will cause the Registration Statement (including the Proxy Statement/Prospectus), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.

                  (c) Prize hereby covenants and agrees with Parent that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to information contained in the Registration Statement that was supplied by Prize for inclusion therein); and
(ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Prize and Parent, at the time of the Prize Meeting and the Parent Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to information contained in the Proxy Statement/Prospectus that was supplied by Prize for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Prize, or with respect to other information supplied by Prize for inclusion in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, Prize shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation and filing of such amendment. If, at any time prior to the Effective Time, any event with respect to Prize, or with respect to other information included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, Prize shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation, filing and dissemination of such supplement.

                  (d) Parent hereby covenants and agrees with Prize that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall not apply to information contained in the Registration Statement that was supplied by Prize for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Prize and Parent, at the time of the Prize Meeting and the Parent Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall not apply to information contained in the Proxy Statement/Prospectus that was supplied by Prize for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, such event shall be so described and such amendment shall be promptly prepared and filed. If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information supplied by Parent for inclusion in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, Parent shall promptly notify Prize of such occurrence and shall cooperate with Prize in the preparation, filing and dissemination of such supplement.

                  (e) Neither the Registration Statement nor the Proxy Statement/Prospectus nor any amendment or supplement thereto will be filed or disseminated to the stockholders of Prize or Parent without the approval of both Parent and Prize. Parent shall advise Prize, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information received from the SEC, whether orally or in writing, with respect to the Registration Statement.

         5.8 STOCK EXCHANGE LISTING. Parent shall cause the shares of Parent Common Stock to be issued in the Merger, upon conversion of the Parent Preferred Stock to be issued in the Merger and upon exercise of the Prize Options to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Closing Date.

         5.9 ADDITIONAL ARRANGEMENTS. Subject to the terms and conditions herein provided, each of Prize and Parent shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of Prize and Parent shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Prize and Parent shall use its reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

         5.10 AGREEMENTS OF AFFILIATES. At least 10 days prior to the Effective Time, Prize shall cause to be prepared and delivered to Parent a list identifying all Persons who, at the time of the Prize Meeting, may be deemed to be "affiliates" of Prize as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. Prize shall use all reasonable efforts to cause each Person who is identified as an Affiliate of Prize in such list to execute and deliver to Parent, on or prior to the Closing Date, a written agreement, in the form attached hereto as EXHIBIT 5.10. Parent shall be entitled to place legends as specified in such agreements on the Parent Certificates representing the Parent Common Stock or Parent Preferred Stock to be issued to such Persons in the Merger.

         5.11 PUBLIC ANNOUNCEMENTS. Prior to the Closing, Prize and Parent will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any press release or make any such public statement prior to obtaining the approval of the other Party; provided, however, that such approval shall not be required where such release or announcement is required by applicable law or exchange rule or regulation; and provided further, that either Prize or Parent may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such Party's previously issued press releases.

         5.12 NOTIFICATION OF CERTAIN MATTERS. Prize shall give prompt notice to Parent of any of the following: (a) any representation or warranty contained in
Article 3 being untrue or inaccurate when made; (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 3 to be untrue or inaccurate on the Closing Date; and (c) any failure of Prize to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to Prize of any of the following: (x) any representation or warranty contained in Article 4 being untrue or inaccurate when made; (y) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 4 to be untrue or inaccurate on the Closing Date; and (z) any failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         5.13 PAYMENT OF EXPENSES. Each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated, except that: (a) the fee for filing the Registration Statement with the SEC and the costs and expenses associated with printing the Proxy Statement/Prospectus and complying with any applicable state securities or

"blue sky" laws shall be borne by Parent; and (b) the costs and expenses associated with mailing the Proxy Statement/Prospectus to the stockholders of
(i) Prize, and soliciting the votes of the stockholders of Prize, shall be borne by Prize, and (ii) Parent, and soliciting the votes of the stockholders of Parent, shall be borne by Parent.

         5.14 REGISTRATION RIGHTS. At the Closing, Parent shall, and shall use reasonable efforts to cause each of the parties to that certain Restated Registration Rights Agreement for Vista Holders dated as of October 28, 1998, by and among Parent and the security holders named therein to, execute and deliver the Registration Rights Agreement. Prize shall use reasonable efforts to cause each of the holders of Prize Common Stock and of Prize Preferred Stock to execute and deliver the Registration Rights Agreement.

         5.15 INDEMNIFICATION AND INSURANCE.

                  (a) Parent and Prize agree that all rights to indemnification now existing in favor of any officers, directors, employees, controlling stockholders or agents of any of the Parent Companies or any of the Prize Companies, as provided in their respective charters or bylaws (or similar organizational documents), and any existing indemnification agreements or arrangements of any of the Parent Companies or any of the Prize Companies, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time (or such longer period as may be provided in any existing indemnification agreement between any of the Parent Companies or any of the Prize Companies, and any current or former officer or director thereof); provided, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

                  (b) From and after the Effective Time, Parent shall, for a period of six years after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee, controlling stockholder or agent of any of the Parent Companies or any of the Prize Companies (collectively, the "INDEMNIFIED PARTIES") against all losses, expenses (including attorneys' fees), claims, damages, liabilities and amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "CLAIM"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee, controlling stockholder or agent (including a trustee or fiduciary of any Parent Employee Benefit Plan) and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law. In determining whether an Indemnified Party is entitled to indemnification under this Section 5.15, if requested by such Indemnified Party, such determination shall be made by special, independent counsel selected by Parent and approved by the Indemnified Party (which approval shall not be unreasonably withheld), and who has not otherwise performed services for Parent or any of its Affiliates within the last three years (other than in connection with such matters). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party or Parties (whether arising before or after the Effective Time): (i) such Indemnified Party or Parties may retain Parent's regularly engaged independent legal counsel or counsel satisfactory to them and reasonably satisfactory to Parent, and Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Party or Parties as promptly as statements therefor are received; and (ii) Parent will use all reasonable best efforts to assist in the vigorous defense of any such matter, provided that Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld. In the event of any Claim, any Indemnified Party wishing to claim indemnification will promptly notify Parent thereof (provided, that failure to so notify Parent will not affect the obligations of Parent except to the extent that Parent shall have been prejudiced as a result of such failure) and shall deliver to Parent the undertaking contemplated by Section 145(e) of the DGCL, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, such Indemnified Party or Parties may retain only one law firm (plus one local counsel, if necessary) to represent them with respect to each such matter unless the use of counsel chosen to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and Parent) may be retained by the Indemnified Parties at the cost and expense of Parent and Parent shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. Parent shall use such counsel for such Indemnified Parties. Parent shall use all reasonable best efforts to assist in the vigorous defense of any such Claim; provided, that Parent shall not be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained in this Section 5.15 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee, controlling stockholder or agent of Parent under Delaware law, assuming for such purposes that Parent's certificate of incorporation and bylaws provide for the maximum indemnification permitted by law.

                  (c) From and after the Effective Time, Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by Parent; provided, that (i) Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous; (ii) such substitution shall not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and
(iii) Parent shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by Parent prior to the date hereof and if Parent is unable to obtain the insurance required by this Section 15(c) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                  (d) Following the Merger, if Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and any of their successors and assigns, assume the obligations of the Parties and Parent set forth in this Section 5.15.

                  (e) This Section 5.15 shall survive the consummation of the Merger at the Effective Time, is intended to benefit Parent and the Indemnified Parties (each of whom may enforce the provisions of this Section 5.15) and shall be binding on the successors and assigns of Parent.

         5.16 SEVERANCE PLAN. After the Closing, Parent shall take such action as may be necessary to promptly pay the severance payments due under Parent's Severance Plan, a copy of which is attached as EXHIBIT 5.16. The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, the Parties and each person entitled to receive a severance payment pursuant to the terms of Parent's Benefit Severance Plan.

         5.17 AMENDMENT OF PARENT CERTIFICATE OF INCORPORATION. Effective immediately prior to the Closing, Parent shall amend its certificate of incorporation to effect a one-for-seven reverse stock split of all issued and outstanding shares of Parent Common Stock, an increase in the number of authorized shares of Parent Common Stock to an aggregate of 40,000,000 shares and otherwise as Parent and Prize may agree.

         5.18 AUTHORIZATION OF PARENT PREFERRED STOCK. Prior to the Closing, Parent shall take all such actions as may be required to authorize for issuance the Parent Preferred Stock, including approval by the board of directors of Parent of the Parent Preferred Stock Designation in substantially the form of
EXHIBIT 5.18 and the filing thereof in accordance with the DGCL.

         5.19 JOINT PARTICIPATION AGREEMENT. At the Closing, Prize shall assign to Parent all of the rights, and Parent shall assume all of the obligations, of Prize under the Joint Participation Agreement.

         5.20 VOTING AND SHAREHOLDERS AGREEMENT. At the Closing, the Prize Voting and Shareholders Agreement shall be terminated and Parent shall execute an agreement having substantially the same terms and conditions as the Prize Voting and Shareholders Agreement in effect immediately prior to the Effective Time with the holders of shares of the Prize Common Stock and the Prize Preferred Stock which are being converted into shares of Parent Common

Stock and Parent Preferred Stock, respectively, in the Merger, except revised to reflect that the IPO (as defined in the Prize Voting and Shareholders Agreement) has already occurred.

         5.21 BYLAWS. At the Closing, Parent shall adopt a new set of bylaws which are substantially the same as the bylaws of Prize as in effect immediately prior to the Effective Time.

         5.22 PIONEER VOTING AGREEMENT. The Parties acknowledge that Prize and Pioneer are entering into an Agreement to Vote under which Pioneer is agreeing to vote all of its shares of Prize Preferred Stock in favor of approval of the Merger. Prize agrees that, at the request of Parent, Prize shall make reasonable efforts to enforce its rights against Pioneer in the event of a breach of such Agreement to Vote by Pioneer.


                                    ARTICLE 6

                                   CONDITIONS

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by both Parent and Prize:

                  (a) STOCKHOLDER APPROVAL. The Prize Proposal shall have been duly and validly approved and adopted by a vote of a majority of the shares of Prize Common Stock and Prize Preferred Stock voting as separate classes and otherwise as required by the DGCL and the certificate of incorporation and bylaws of Prize. The Prize Proposal shall have been duly and validly approved and adopted by the stockholders of Parent, all as required by the DGCL and the certificate of incorporation and bylaws of Parent.

                  (b) OTHER APPROVALS. All consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Prize, Parent and Merger Sub shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Parent or Prize or to materially adversely affect the consummation of the Merger.

                  (c) SECURITIES LAW MATTERS. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the shares of Parent Common Stock to be issued in the Merger shall have been received.

                  (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that, prior to invoking this condition, each Party shall have complied fully with its obligations under Section 5.9 and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

                  (e) ACCOUNTANTS' LETTER. Parent and Prize shall have received a letter from Arthur Andersen LLP and Ernst & Young LLP, immediately prior to the Effective Date, in form and substance reasonably satisfactory to each of Parent and Prize, dated as of the Effective Date, which letter shall address matters as are customary for transactions similar to those contemplated in this Agreement.

                  (f) AMEX LISTING. The shares of Parent Common Stock to be issued in the Merger, upon conversion of the Parent Preferred Stock to be issued in the Merger, and upon exercise of the Prize Options shall have been authorized for listing on the AMEX, subject to official notice of issuance.

         6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Merger Sub:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Prize set forth in Article 3 shall be true and correct in all material respects (provided that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date) as of the Closing Date as though made on and as of that time, and Parent shall have received a certificate signed by a Responsible Officer of Prize to such effect.

                  (b) PERFORMANCE OF COVENANTS AND AGREEMENTS BY PRIZE. Prize shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by a Responsible Officer of Prize to such effect.

                  (c) LETTERS FROM PRIZE AFFILIATES. Parent shall have received from each Person named in the list referred to in Section 5.10 an executed copy of the agreement described in Section 5.10.

                  (d) NO MATERIAL ADVERSE CHANGE. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations or business of any of the Prize Companies that would have or would be reasonably likely to have a Material Adverse Effect on Prize (other than changes, including changes in commodity prices, generally affecting the oil and gas industry).

                  (e) FAIRNESS OPINION. The fairness opinion described in
Section 5.6(a) shall have been delivered and shall not have been withdrawn, revoked or modified.

                  (f) LEGAL OPINION. Parent and Merger Sub shall have received an opinion of Conner & Winters, A Professional Corporation, dated the Closing Date, in form and substance reasonably acceptable to Parent, covering the subjects set forth in Sections 3.1, 3.3, 3.4, 3.5 and 3.7.

         6.3 CONDITIONS TO OBLIGATION OF PRIZE. The obligation of Prize to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Prize:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub set forth in Article 4 shall be true and correct in all material respects (provided that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date) as of the Closing Date as though made on and as of that time, and Prize shall have received a certificate signed by a Responsible Officer of Parent to such effect.

                  (b) PERFORMANCE OF COVENANTS AND AGREEMENTS BY PARENT AND MERGER SUB. Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Prize shall have received a certificate signed by a Responsible Officer of Parent to such effect.

                  (c) TAX OPINION. The tax opinion described in Section 5.5(a) shall not have been withdrawn, revoked or modified.

                  (d) NO MATERIAL ADVERSE CHANGE. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations or business of any of the Parent Companies that would have or would be reasonably likely to have a Material Adverse Effect on Parent (other than changes, including changes in commodity prices, generally affecting the oil and gas industry).

                  (e) RESIGNATIONS. Prize shall have received the written resignations, effective the Closing Date, of all officers and members of the boards of directors of each of the Parent Companies (except those designated by Prize).

                  (f) REGISTRATION RIGHTS AGREEMENT. Parent, Natural Gas Partners II, L.P., Natural Gas Partners III, L.P. and the three most senior executives of Parent shall have executed and delivered the Registration Rights Agreement.

                  (g) DELIVERY OF TRANSFER INSTRUCTIONS. Parent shall have delivered to its authorized transfer agent an irrevocable letter of instruction in a form reasonably satisfactory to Prize authorizing and directing the transfer to holders of shares of Prize Common Stock and/or of Prize Preferred Stock one or more Parent Certificates representing those shares of Parent Common Stock and/or of Parent Preferred Stock to be issued to such holders as Merger Consideration upon surrender of such holders' certificates representing such shares of Prize Common Stock and/or of Prize Preferred Stock.

                  (h) LEGAL OPINION. Prize shall have received an opinion of Vinson & Elkins L.L.P., dated the Closing Date, in form and substance reasonably acceptable to Prize, covering the subjects set forth in Sections 4.1, 4.3, 4.4,
4.5 and 4.8.

                  (i) JOINT PARTICIPATION AGREEMENT. Parent shall have assumed the obligations of Prize under the Joint Participation Agreement as described in
Section 5.19.

                  (j) VOTING AND SHAREHOLDERS AGREEMENT. Parent shall have executed and delivered the Voting and Shareholders Agreement as described in
Section 5.20.

                  (k) BYLAWS. Parent shall have adopted a new set of bylaws as described in Section 5.21.


                                    ARTICLE 7

                                   TERMINATION

         7.1 TERMINATION RIGHTS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Prize Proposal by the stockholders of Prize and/or Parent, respectively:

                  (a) By mutual written consent of Parent and Prize;

                  (b) By either Prize or Parent if (i) the Merger has not been consummated by February 1, 2000 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order or decree); (iii) the Prize Proposal shall not have been approved by the required vote of the Prize stockholders at the Prize Meeting; or (iv) the Prize Proposal shall not have been approved by the required vote of the Parent stockholders at the Parent Meeting;

                  (c) By Parent if (i) there has been a breach in any material respect of the representations and warranties made by Prize in Article 3 (provided, however, that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby, and provided, further, that Parent shall not be entitled to terminate this Agreement pursuant to this clause
(i) unless Parent has given Prize notice of such breach and Prize has failed to cure such breach within 10 days following such notice, but in any event not later than February 1, 2000), and the condition described in Section 6.2(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Prize, would not be satisfied if the Closing were to occur on the day on which Parent gives Prize notice of such termination; or (ii) Prize has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within 10 days after notice and demand for cure thereof, but in any event not later than February 1, 2000;

                  (d) By Prize if (i) there has been a breach in any material respect of the representations and warranties made by Parent and Merger Sub in
Article 4 (provided, however, that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby, and provided, further, that Prize shall not be entitled to terminate this Agreement pursuant to this clause
(i) unless Prize has given Parent notice of such breach and Parent has failed to cure such breach within 10 days following such notice, but in any event not later than February 1, 2000), and the condition described in Section 6.3(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Parent, would not be satisfied if the Closing were to occur on the day on which Prize gives Parent notice of such termination; or (ii) Parent or Merger Sub has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and, in either such case, such failure has not been, or cannot be, cured within 10 days after notice and demand for cure thereof, but in any event not later than February 1, 2000;

                  (e) By Parent if Parent is prepared to enter into a binding definitive agreement to effect a Superior Proposal; or

                  (f) By Prize if the board of directors of Parent shall have failed to recommend adoption of the Prize Proposal at the time the Proxy Statement/Prospectus is first mailed to stockholders of Parent or shall have amended or withdrawn any such recommendation and such recommendation is not reinstated in its prior form within five business days after such amendment or withdrawal.

         7.2 EFFECT OF TERMINATION. If this Agreement is terminated by either Prize or Parent pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any party hereto or its respective Affiliates, directors, officers or stockholders except pursuant to, the provisions of Sections 5.3 (but only to the extent of the confidentiality and indemnification provisions contained therein), 5.7(c), 5.7(d), 5.11, 5.13 and 7.3, Article 8 and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any Party hereto from any liability for damages incurred as a result of a breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

         7.3 FEES AND EXPENSES. If this Agreement is terminated pursuant to
Section 7.1(e), Parent shall promptly, but in no event later than one business day after termination of this Agreement (a) pay to Prize, as a non-accountable reimbursement to Prize and its Affiliates for all reasonable out-of-pocket fees, costs and expenses incurred by any of them in connection with the transactions contemplated by this Agreement an amount equal to $400,000, and (b) pay to Prize an additional fee equal to $1,100,000, each such amount to be paid in same day funds.


                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.

         8.2 AMENDMENT. This Agreement may be amended by the Parties at any time before or after approval of the Prize Proposal by the stockholders of Parent and Prize; provided, however, that, after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.

         8.3 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the fifth business day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

                  (a) If to Parent or Merger Sub: Vista Energy Resources, Inc., 550 West Texas Avenue, Suite 700, Midland, Texas 79701, Attention: C. Randall Hill, Chief Executive Officer (facsimile transmission number: (915) 688-0589), with a copy (which shall not constitute notice) to Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201-2975 Attention:
A. Winston Oxley (facsimile transmission number: (214) 999-7891).

                  (b) If to Prize: Prize Energy Corp, 20 E. 5th Street, Suite 1400, Tulsa, Oklahoma 74103, Attention: Philip B. Smith, Chairman (facsimile transmission number: 918-582-1547), with a copy (which shall not constitute notice) to Robert A. Curry, Conner & Winters, 15 East 5th Street, Suite 3700, Tulsa, Oklahoma 74103-4344 (facsimile transmission number: 918-586-8548).

         8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

         8.5 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         8.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in Article 2 and Sections 5.3(c), 5.3(d),
5.15 and 5.16, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

         8.7 APPLICABLE LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         8.8 NO REMEDY IN CERTAIN CIRCUMSTANCES. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take any action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to
Article 7. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under Section
5.9 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

         8.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         8.10 WAIVERS. At any time prior to the Effective Time, the Parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

         8.11 CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement until terminated as described in Section 7.2, is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes; provided, however, that any standstill provisions contained therein will, effective as of the Closing, be deemed to have been waived to the extent necessary for the Parties to consummate the Merger in accordance with the terms of this Agreement. Any and all information received by Parent and Prize pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

         8.12 SECTION 2.03. The Parties acknowledge and represent that the board of directors of each Party has approved the terms of this Agreement and the consummation of the transactions contemplated herein and that such approval is sufficient to render the restrictions on business combinations set forth in
Section 2.03 of the DGCL inapplicable to the transactions contemplated herein.

         8.13 INCORPORATION. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.





                    [This space is intentionally left blank.]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.


"Prize"                                  "Parent"

PRIZE ENERGY CORP.                       VISTA ENERGY RESOURCES, INC.



By: /s/ PHILLIP B. SMITH                 By: /s/ C. RANDALL HILL
   --------------------------------         ------------------------------------
   Phillip B. Smith                         C. Randall Hill
   Chairman and Chief                       Chairman and Chief
     Executive Officer                        Executive Officer



                                         "Merger Sub"

                                         PEC ACQUISITION CORP.



                                         By: /s/ C. RANDALL HILL
                                            ------------------------------------
                                            C. Randall Hill
                                            President


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